Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CNX Gas Corporation

by

CONSOL Energy Inc.

at

$38.25 per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 26, 2010, UNLESS THE OFFER IS EXTENDED. CNX GAS SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

CONSOL Energy Inc. (“CONSOL”) is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “shares”), of CNX Gas Corporation (“CNX Gas”) at a price of $38.25 per share, net to the seller in cash, without interest, less any applicable withholding taxes (the “offer price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the “offer” described in this Offer to Purchase. Following the purchase by CONSOL of shares of CNX Gas in the offer, CONSOL intends to merge CNX Gas with a wholly owned subsidiary of CONSOL (the “merger”), with CNX Gas surviving the merger as a wholly owned subsidiary of CONSOL. As a result of the merger, each outstanding CNX Gas share (other than CNX Gas shares owned by CONSOL, CNX Gas or any direct or indirect wholly owned subsidiary of CONSOL or CNX Gas) will be converted into the right to receive the offer price.

The board of directors of CNX Gas has not made a public statement as to whether they recommend that CNX Gas stockholders tender their shares into the offer. CNX Gas is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and to publish such recommendation or send it to holders of CNX Gas common stock within ten business days from the date of this Offer to Purchase. The board of directors of CNX Gas has appointed a special committee to respond to the offer. We encourage CNX Gas stockholders to carefully read such statement when it becomes available.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not withdrawn prior to 5:00 p.m., New York City time, on May 26, 2010 (the “expiration date,” unless CONSOL shall have extended the period during which the Offer is open, in which event “expiration date” shall mean the latest time and date at which the offer, as so extended by CONSOL, shall expire) at least a majority of the outstanding CNX Gas shares not held by CONSOL, without regard to shares of CNX Gas common stock held by directors and officers of CONSOL or CNX Gas. The foregoing condition is referred to as the “minimum condition.” The minimum condition may not be waived by CONSOL. The offer is also subject to other conditions described in The Tender Offer—Conditions to the Offer, beginning on page 56.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

IMPORTANT

If you desire to tender all or any portion of your CNX Gas shares to CONSOL in the offer you should either (i) complete and sign the letter of transmittal (or a photocopy of it) for the offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to Computershare Trust Company, N.A., the depositary for the offer (the “depositary”), and either deliver the certificates representing such CNX Gas shares to the depositary along with the letter of transmittal (or a photocopy of it) or tender such CNX Gas shares by book-entry transfer by following the procedures described in The Tender Offer—Procedures for Accepting the Offer and Tendering CNX Gas Shares, in each case prior to the expiration date of the offer or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your CNX Gas shares are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such CNX Gas shares to CONSOL in the offer.

If you desire to tender CNX Gas shares to CONSOL in the offer and your certificates representing such CNX Gas shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering CNX Gas shares by book-entry transfer, or you cannot deliver all required documents to the depositary prior to the expiration date, you may tender such CNX Gas shares to CONSOL in the offer by following the procedures for guaranteed delivery described in The Tender Offer—Procedures for Accepting the Offer and Tendering CNX Gas Shares.

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent for the offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or Call Toll-Free (800) 322-2885

tenderoffer@mackenziepartners.com (email)

This Offer to Purchase and the related letter of transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the offer.

i

SUMMARY TERM SHEET

We are CONSOL Energy Inc. (“CONSOL”), and we are offering to purchase all of the outstanding shares of common stock of CNX Gas Corporation (“CNX Gas”). The following are some of the questions you, as a stockholder of CNX Gas, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal for our offer because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appears.

Who is offering to buy my CNX Gas shares?

CONSOL Energy Inc., a Delaware corporation (“CONSOL”), is offering to buy all outstanding shares of CNX Gas common stock in the offer. We are a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. We currently own approximately 83.3% of the outstanding shares of CNX Gas common stock. See Introduction and The Tender Offer—Certain Information Concerning CONSOL for more information.

Why are we making the offer?

As of the date of this Offer to Purchase, we beneficially own 125,800,067 shares of CNX Gas common stock, representing approximately 83.3% the outstanding shares of CNX Gas common stock. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of CNX Gas common stock.

What will I receive in exchange for the shares of CNX Gas common stock that I tender into the offer?

If we successfully complete the offer, you will receive $38.25 per share, net to you, in cash, without interest and less any applicable withholding taxes, for each share of CNX Gas common stock that you validly tender into the offer. If you are the record owner of your CNX Gas shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your CNX Gas shares through a broker or other nominee, and your broker tenders your CNX Gas shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your CNX Gas shares in our offer. See Introduction and The Tender Offer—Terms of the Offer for more information.

How many shares of CNX Gas common stock are you offering to purchase?

We are offering to purchase all outstanding shares of CNX Gas common stock that are not currently held by CONSOL.

Do you have the financial resources to pay for all of the CNX Gas shares that you are offering to purchase?

Yes. We estimate that the total amount of funds necessary to purchase all outstanding CNX Gas shares that CONSOL does not already own in the offer or the merger and to complete the related transactions, including the payment of fees and expenses in connection with the offer and the merger, will be approximately $966.5 million (not including approximately $25 million to be paid in respect of the cancellation of vested options to purchase CNX Gas common stock), which we expect will be funded by available cash. See The Tender Offer—Source and Amount of Funds for more information.

How long do I have to tender my CNX Gas shares in your offer?

Unless we extend our offer as described below, you will have until the expiration date to tender your CNX Gas shares into our offer. If you cannot deliver everything that is required to tender your CNX Gas shares by that time, you may be able to use a guaranteed delivery procedure to tender your CNX Gas shares, as described in The Tender Offer—Procedures for Accepting the Offer and Tendering CNX Gas Shares.

Can the offer be extended, and under what circumstances?

We may extend the offer at our discretion, including if any condition to the offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the offer. At this time, we have no intention of extending the offer, but we reserve the right to do so. We may also elect to provide a “subsequent offering period,” which subsequent offering period could be in addition to any extension of the offer. A subsequent offering period is an additional period of time after we have acquired shares of CNX Gas common stock in the offer, during which stockholders may tender, but not withdraw, their shares of CNX Gas common stock and receive the offer price. See The Tender Offer—Terms of the Offer for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the depositary, Computershare Trust Company, N.A., of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. If we determine to provide a subsequent offering period, we will make a public announcement of our intention to do so not later than 9:00 a.m., New York City time, on the next business day after the day on which the initial offering period expires, and will immediately begin the subsequent offering period. See The Tender Offer—Terms of the Offer for more information.

How do I participate in the offer?

To tender your shares, you should do the following:

•

If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Computershare Trust Company, N.A., the depositary for the offer, at the appropriate address specified on the back cover page of this Offer to Purchase before the expiration date of the offer.

•	If you hold your shares in “street name” through a broker or other nominee, instruct your nominee to tender your shares before the expiration date.

If you are unable to tender your shares before the expiration date of the offer, you may be able to use the guaranteed delivery procedures set forth in The Tender Offer—Procedures for Accepting the Offer and Tendering CNX Gas Shares beginning on page 43. For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to The Tender Offer beginning on page 41.

Can I tender shares of CNX Gas common stock I hold through the CONSOL Energy Inc. Investment Plan for Salaried Employees?

Yes. Participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees (the “investment plan”) are eligible to tender shares of CNX Gas common stock they hold that have been issued to their accounts under the investment plan. In order to tender their shares, participants in the investment plan must comply with separate instructions and procedures provided by Bank of America Merrill Lynch, the servicing agent for the investment plan.

Can I withdraw CNX Gas shares that I previously tendered in your offer? Until what time may I withdraw previously tendered CNX Gas shares?

Yes. You can withdraw some or all of the CNX Gas shares that you previously tendered in our offer at any time prior to the expiration date of our offer. Further, if we have not accepted your CNX Gas shares for payment by June 26, 2010, you can withdraw them at any time after such date. Once we accept your tendered CNX Gas shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. If there is a subsequent offering period, you will not be able to withdraw any shares tendered during the subsequent offering period. See The Tender Offer—Terms of the Offer and The Tender Offer—Withdrawal Rights for more information.

How do I withdraw my previously tendered CNX Gas shares?

To withdraw any CNX Gas shares that you previously tendered in our offer, you (or, if your CNX Gas shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your CNX Gas shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the depositary while you still have the right to withdraw your CNX Gas shares. See The Tender Offer—Terms of the Offer and The Tender Offer—Withdrawal Rights for more information.

If I decide not to tender, how will this affect the offer and my shares of CNX Gas common stock?

We will not acquire any shares of CNX Gas common stock in the offer unless a majority of the shares owned by stockholders other than CONSOL and its subsidiaries, without regard to shares held by CONSOL’s directors and officers and CNX Gas’ directors and officers, are tendered. As of April 26, 2010, according to information provided by CNX Gas, there were 151,021,770 shares of CNX Gas common stock outstanding. As of the date of this Offer to Purchase, CONSOL owns 125,800,067 shares of CNX Gas common stock. To CONSOL’s knowledge, CONSOL’s directors and officers and CNX Gas’ directors and officers collectively own 1,048,486 shares of CNX Gas common stock. Accordingly, for us to acquire any shares of CNX Gas common stock, stockholders of CNX Gas (other than CONSOL and its subsidiaries, its directors and officers and CNX Gas’ directors and officers) must have tendered into the offer, and not have properly withdrawn, as of the expiration of the offer, at least 12,086,609 shares of common stock. As discussed in Special Factors—Transactions and Arrangements Concerning the Shares, we have entered into an agreement with T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to which they have agreed to tender the shares of CNX Gas common stock which they beneficially own on behalf of their clients into the offer. As of March 19, 2010, according to information provided by T. Rowe, T. Rowe owned 9,474,116 shares of CNX Gas common stock, 2,642,000 shares of which are discretionary account shares over which a third party has the right to direct whether their shares will be tendered into the offer. Your failure to tender your shares of CNX Gas common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of common stock to be able to complete the offer.

If you do not tender your shares of CNX Gas common stock into the offer and we nonetheless successfully complete the offer, as permitted under Delaware law, we would then contribute the shares of CNX Gas stock we own to a newly formed subsidiary and effect a “short form” merger between CNX Gas and such subsidiary. This short form merger will not require the approval of CNX Gas’ board of directors or the remaining holders of CNX Gas’ common stock, and we do not intend to seek any such approval. We intend to effect such a merger as soon as practicable after we complete the offer. Each share of CNX Gas common stock that we do not own or acquire in the offer would be converted in the merger into the right to receive $38.25 in cash, unless you properly perfect your appraisal rights under Delaware law. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules beginning on page 50.

If we do not successfully complete the offer, your shares of CNX Gas common stock will remain outstanding and we expect that CNX Gas will remain a majority owned subsidiary of CONSOL. However, we may take additional actions in the future to seek to acquire the shares of CNX Gas common stock that we do not currently own. See Special Factors—Possible Actions by CONSOL with Regard to CNX Gas if the Offer is Not Completed beginning on page 40.

Is this the first step in a “going-private” transaction?

Yes, assuming that, following completion of the offer, the conditions to the merger are satisfied and the merger is completed. In the merger, all of the remaining shares of CNX Gas, other than shares held by CONSOL and dissenting shares, will be converted into the right to receive cash. As a result, following the merger, CNX Gas will cease to be a public company, registration of CNX Gas under the Exchange Act will be terminated, and CNX Gas common stock will cease to be quoted on the NYSE.

How long will it take to complete the offer and the subsequent “short form” merger?

We hope to complete the offer promptly after its expiration at 5:00 p.m., New York City time, on May 26, 2010. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the SEC’s tender offer rules. We may also elect to provide a subsequent offering period for the offer. We intend to complete the merger as soon as practicable after the successful completion of the offer, unless a court or other legal requirement prevents us from doing so.

Will the CNX Gas board of directors make a recommendation concerning the offer?

We do not know whether the board of directors of CNX Gas will make a recommendation. Under SEC rules, CNX Gas will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this Offer to Purchase. CNX Gas is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon its receipt. The board of directors of CNX Gas has appointed a special committee to respond to the offer. In evaluating this offer, you should be aware that CONSOL elects the entire board of directors of CNX Gas, and three of four members of the CNX Gas board are directors and/or executive officers of CONSOL. For additional information on interests that CNX Gas’ board members and executive officers may have in the offer and subsequent merger, see Special Factors—Interests of Certain Persons in the Offer and the Merger beginning on page 30.

Has CONSOL negotiated, or sought the approval of, the terms of this offer or the merger with CNX Gas?

No. We have not negotiated the terms of this offer or the subsequent merger with CNX Gas, its board of directors or the special committee of its board and we do not intend to do so. Moreover, we have not requested that CNX Gas, its board of directors or the special committee of its board approve this offer. Our offer is not conditioned upon the receipt of any approval or recommendation by the CNX Gas board of directors or the special committee of its board.

Has the CNX Gas board of directors formed a special committee of independent directors to evaluate CONSOL’s offer?

Yes, CNX Gas has formed a special committee consisting of director John R. Pipski, CNX Gas’ sole independent director.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, satisfaction of the minimum tender condition. In particular, there must be validly tendered, and not properly withdrawn prior to the expiration of the offer, at least a majority of the shares owned by stockholders other than CONSOL and its subsidiaries, without regard to shares held by CONSOL’s directors and officers and CNX Gas’ directors and officers. This condition cannot be waived by us. The offer is also subject to certain other conditions. See The Tender Offer—Conditions to the Offer beginning on page 56.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your CNX Gas shares in our offer, however, and we accept CNX Gas shares for payment pursuant to our offer, appraisal rights will be available to you in connection with the merger of CNX Gas into a subsidiary of CONSOL if you comply with the requirements of Delaware law to perfect your appraisal rights. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules beginning on page 50.

What is the market value of my CNX Gas shares?

On March 19, 2010, the last trading day before CONSOL announced that it had entered into the agreement with T. Rowe to commence a tender offer at a price of $38.25 per share, the closing price of CNX Gas shares reported on the New York Stock Exchange was $30.80 per share; therefore, the offer price of $38.25 per share represents a premium of 24.19% over the closing price of CNX Gas shares on the trading day prior to the announcement of the potential tender offer. On March 12, 2010, the last trading day before CONSOL announced that it intended to consider the acquisition of the shares of CNX Gas common stock that it did not already own, the closing price of CNX Gas shares reported on the New York Stock Exchange was $26.23 per share; therefore, the offer price of $38.25 per share represents a premium of 45.83% over the closing price of CNX Gas shares on the trading day prior to the announcement that CONSOL was considering seeking to acquire the CNX Gas shares it did not already own. On April 27, 2010 the last trading day prior to the printing of this Offer to Purchase, the closing price of CNX Gas shares reported on the New York Stock Exchange was $38.14 per share. We advise you to obtain a recent quotation for CNX Gas shares when deciding whether to tender your CNX Gas shares in our offer. See The Tender Offer—Price Range of CNX Gas Shares; Dividends on CNX Gas Shares for more information.

What are the United States federal income tax consequences of having my CNX Gas shares accepted for payment in the offer or receiving cash in the merger?

In general, if you are a United States holder (as defined in The Tender Offer—Material United States Federal Income Tax Consequences of the Offer and the Merger), your exchange of CNX Gas shares for cash pursuant to the offer or pursuant to the merger will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of tendering your CNX Gas shares pursuant to the offer or pursuant to the merger in light of your particular circumstances, including the consequences under applicable United States federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See The Tender Offer—Material United States Federal Income Tax Consequences of the Offer and the Merger beginning on page 45 for more information.

Is your financial condition relevant to my decision whether or not to accept the offer?

Because the offer price will be paid in cash, there is no financing condition to our offer, and we have the financial resources to make payment, we do not believe that our financial condition is relevant to your decision whether or not to accept the offer.

Whom can I call with questions about the offer?

You can contact our information agent for the offer, MacKenzie Partners, Inc., toll-free at (800) 522-2885 or collect at (212) 929-5500.

INTRODUCTION

CONSOL Energy Inc., a Delaware corporation (“CONSOL”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of CNX Gas Corporation, a Delaware corporation (“CNX Gas”), that CONSOL does not already own, at a price of $38.25 per share, net to the seller in cash (the “offer price”), without interest, subject to applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the “offer”). CONSOL currently owns 125,800,067 shares of CNX Gas common stock, representing approximately 83.3% of the outstanding shares of CNX Gas’ common stock.

Tendering CNX Gas stockholders whose CNX Gas shares are registered in their own names and who tender their CNX Gas shares directly to Computershare Trust Company, N.A., the depositary for the offer (the “depositary”), will not be obligated to pay brokerage fees or commissions in connection with the offer or, except as set forth in Instruction 6 to the letter of transmittal for the offer, transfer taxes on the sale of the CNX Gas shares in the offer. A stockholder of CNX Gas who holds CNX Gas shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s CNX Gas shares to CONSOL in the offer.

CONSOL will pay all fees and expenses of the depositary and MacKenzie Partners, which is acting as the information agent for the offer (the “information agent”), incurred in connection with the offer. CONSOL is not aware of any licenses or other regulatory permits which appear to be material to the business of CNX Gas and which might be adversely affected by the acquisition of shares of CNX Gas common stock by CONSOL pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares of CNX Gas common stock by CONSOL pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to CNX Gas’ or CONSOL’s business or that certain parts of CNX Gas’ or CONSOL’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause CONSOL to elect to terminate the offer without the purchase of shares of CNX Gas common stock thereunder. CONSOL’s obligation under the offer to accept for payment and pay for shares of CNX Gas common stock is subject to certain conditions. See The Tender Offer—Conditions to the Offer.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not withdrawn prior to the expiration date at least a majority of the outstanding CNX Gas shares not currently owned by CONSOL and certain other persons described below (the “minimum condition”). The minimum condition cannot be waived by us. The offer is also subject to the other conditions described in The Tender Offer—Conditions to the Offer.

The purpose of the offer is to acquire for cash as many outstanding shares of CNX Gas common stock as possible as a first step in acquiring all of the equity interests in CNX Gas not already owned by CONSOL. The second step in the transaction is the merger described below.

If the minimum condition is satisfied and the offer is successfully completed, CONSOL expects to own at least 90% of the outstanding shares of CNX Gas common stock. On that basis, CONSOL will be entitled to, and will, as soon as reasonably practicable, contribute the shares of CNX Gas common stock which it owns to a newly formed wholly owned subsidiary of CONSOL and then effect a merger (the “merger”) between CNX Gas and such subsidiary pursuant to the “short form” merger provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”). As permitted under the DGCL, the merger will be effected without prior notice to, or any action by, the board of directors or any other stockholder of CNX Gas. The merger will result in each outstanding share of CNX Gas common stock (other than shares owned by CONSOL or its subsidiaries, or shares, if any, held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) being converted into the right to receive the offer price. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules.

In order to determine whether the minimum condition is satisfied, CONSOL will only take into account shares of CNX Gas common stock that are not owned by CONSOL or any of its officers or directors, or any of CNX Gas’ officers and directors. According to information provided by CNX Gas, as of April 26, 2010, there were 151,021,770 outstanding shares of CNX Gas common stock, and, based on information provided by the officers and directors, the persons listed in the prior sentence (including CONSOL) owned approximately 126,848,553 of such shares. Based on this information, CONSOL believes that the minimum condition will be satisfied if 12,086,609 shares of CNX Gas common stock are validly tendered in the offer (other than by any person described in the first sentence of this paragraph). The actual number of shares of CNX Gas common stock necessary to satisfy the minimum condition may be different from the number indicated above as a result of the exercise of options to acquire shares of CNX Gas common stock, purchases or sales of CNX Gas common stock by CONSOL’s officers and directors or CNX Gas’s officers or directors, the repurchase of securities by CNX Gas prior to the expiration of the offer, or otherwise.

As of the date of this Offer to Purchase, CONSOL owns 125,800,067 shares of CNX Gas common stock, representing approximately 83.3% of the outstanding shares. Accordingly, CONSOL believes that if enough shares are validly tendered in the Offer to satisfy the minimum condition, CONSOL would own over 90% of all outstanding shares, enabling CONSOL to consummate the merger.

The offer is not conditioned upon any recommendation by the CNX Gas board of directors or by any committee thereof. We expect that CNX Gas’ response to the offer will be made in a Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and provided to CNX Gas’ stockholders.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the offer is not a reportable transaction under the HSR Act.

CONSOL currently owns directly or beneficially more than 50% of the outstanding voting securities of CNX Gas. Under HSR Act reporting regulations, this level of ownership means that CONSOL is in “control” of CNX Gas for the purposes of such regulations. Based on the foregoing, CONSOL believes no HSR Act filing is required in connection with the offer and the merger.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the shares of CNX Gas common stock) if such credit is secured directly or indirectly by margin stock. CONSOL is funding the acquisition of the shares of CNX Gas common stock from its internally generated funds, borrowings under its credit facilities and/or proceeds from its recently closed offering of common stock. The margin regulations are thus inapplicable.

Section 203 of the DGCL. CNX Gas is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the board of directors of the target approves the business combination prior to the time the person becomes an interested stockholder. Because CONSOL became an interested stockholder more than three years ago, we do not believe that Section 203 would prevent CONSOL from consummating the offer or the merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive officers or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “control shares” (those representing ownership in excess of certain voting power thresholds) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

CONSOL does not believe that any state takeover laws purport to apply to the offer or the merger. Accordingly, CONSOL has not taken any action to comply with any state takeover statute or regulation. CONSOL reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger, and nothing in this Offer to Purchase or any action taken in connection with the offer or the merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, CONSOL might be required to file certain information with, or to receive approvals from, the relevant state authorities, and CONSOL might be unable to accept for payment or pay for shares of CNX Gas common stock tendered pursuant to the offer, or be delayed in consummating the offer or the merger. In such case, CONSOL may not be obliged to accept for payment or pay for any shares of CNX Gas common stock tendered pursuant to the offer. See The Tender Offer—Conditions to the Offer.

Stockholder Litigation. CONSOL has been named as a defendant in five lawsuits challenging the proposed transaction. Four of the lawsuits also name CNX Gas and certain officers and directors of CONSOL and CNX Gas as defendants. Three of the suits were filed in the Delaware Court of Chancery: Gummel v. CONSOL Energy Inc., No. 5377, Gaines v. CNX Gas Corporation et al., No. 5378 and Hurwitz v. CNX Gas Corporation et al., No. 5405 (together, the “Delaware Actions”). The remaining two suits, Schurr v. CNX Gas Corporation et al., No. 2010-2333 and Polen v. CNX Gas Corporation et al., No. 2010-2626, were filed in the Court of Common Pleas of Washington County, Pennsylvania (together the “Pennsylvania Actions”). The actions generally allege that CONSOL, as the controlling stockholder of CNX Gas, and the other defendants have breached and/or have aided and abetted in the breach of fiduciary duties purportedly owed to CNX Gas’ public stockholders. Among other things, the actions seek a permanent injunction against or rescission of the proposed transaction, damages, and attorneys’ fees and expenses.

On April 12, 2010, defendants CONSOL, Philip W. Baxter, Nicholas J. DeIuliis, Raj K. Gupta, J. Brett Harvey and P. Jerome Richey submitted motions to stay the Pennsylvania Actions pending adjudication of the Delaware Actions. Defendant CNX Gas submitted similar motions the next day, April 13, 2010, and defendant John R. Pipski submitted a similar motion on April 20, 2010. On April 15, 2010, the plaintiffs filed motions for the appointment of lead counsel, for consolidation of the Pennsylvania Actions and for expedited proceedings. A hearing concerning the motions in the Pennsylvania Actions was held before Judge Katherine Emery of the Court of Common Pleas of Washington County on April 20, 2010. At the hearing, Judge Emery granted the motions for consolidation and for the appointment of lead counsel, which were unopposed, and took the motions to stay and for expedited proceedings under advisement. On April 26, 2010, Judge Emery issued an order staying the Pennsylvania Actions.

On April 20, 2010, all parties in the Delaware Actions submitted an agreed proposed order providing for consolidation of the Delaware Actions and the appointment of lead plaintiffs’ counsel to Vice Chancellor Laster of the Delaware Court of Chancery. Vice Chancellor Laster entered the proposed order on April 21, 2010.

This Offer to Purchase and the related letter of transmittal contain important information and should be read in their entirety before any decision is made with respect to the offer.

I. SPECIAL FACTORS

1. Background of the Offer

Formation of CNX Gas

On June 21, 2005, the board of directors of CONSOL (the “CONSOL Board”) authorized the formation of CNX Gas for the purpose of conducting CONSOL’s gas exploration, development and production activities (the “E&P Business”). The CONSOL Board undertook the separation of the E&P Business to meet the following objectives, among others: (i) achieving a higher public market valuation for the E&P Business than the CONSOL Board believed could be achieved if the E&P Business remained part of CONSOL; (ii) allowing the E&P Business to take advantage of its own capital and borrowing capability, rather than competing for capital with CONSOL’s other businesses, including CONSOL’s coal production business; (iii) expanding gas production from the E&P Business’s proven reserves and unproven acreages; and (iv) allowing the E&P Business’s senior personnel to focus solely on the growth and operation of the E&P Business.

CNX Gas was formally incorporated on June 30, 2005 and, on that date, 100 shares of its common stock, $0.01 par value, representing all of CNX Gas’ outstanding shares of common stock, were issued to Consolidation Coal Company, a wholly owned subsidiary of CONSOL. On August 8, 2005, CONSOL contributed or leased to CNX Gas substantially all of the assets of the E&P Business, including all of CONSOL’s rights to coal bed methane associated with 4.5 billion tons of coal reserves owned or controlled by CONSOL. In exchange for CONSOL’s contribution of the E&P Business to CNX Gas, CNX Gas issued to Consolidation Coal Company an additional approximately 122.9 million shares of CNX Gas common stock. In connection with the closing of the contribution transactions, CONSOL and CNX Gas entered into various operating and service agreements. For information regarding these agreements, please see Special Factors—Certain Relationships Between CONSOL and CNX Gas beginning on page 32.

In August 2005, CNX Gas completed a private offering of 27.9 million shares of its common stock at a price of $16 per share pursuant to exemptions from registration under Rule 144A, Regulation S and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds of the private offering, which were approximately $420.2 million, were used by CNX Gas to pay a special dividend to CONSOL. Upon completion of the offering, CONSOL owned approximately 81.5% of the outstanding common stock of CNX Gas.

In connection with the offering, CNX Gas and Friedman, Billings, Ramsey & Co., Inc., as placement agent and initial purchaser, entered into a registration rights agreement requiring CNX Gas to file a shelf registration statement registering the shares sold in the private offering. On August 12, 2005, pursuant to the registration rights agreement, a registration statement was filed by CNX Gas with the SEC. The registration statement, as amended, was declared effective by the SEC on January 18, 2006. CNX Gas common stock began trading on the New York Stock Exchange on January 19, 2006. For trading information with respect to CNX Gas common stock, see The Tender Offer—Price Range of CNX Gas Shares; Dividends on CNX Gas Shares beginning on page 48.

During July and August 2007, CONSOL purchased 372,000 additional shares of CNX Gas common stock in open market purchases for aggregate consideration of approximately $10 million, increasing its aggregate ownership of the outstanding CNX Gas common stock to approximately 81.7%. These purchases were made in the open market at prevailing market prices and were not part of any transaction, plan or scheme to purchase all outstanding shares of CNX Gas or to otherwise take CNX Gas private.

2008 Exchange Offer

On January 28, 2008, the CONSOL Board authorized an exchange offer in which CONSOL would seek to acquire all of the outstanding shares of CNX Gas common stock that CONSOL did not then own, at an exchange ratio of 0.4425 shares of CONSOL common stock for each share of CNX Gas common stock. This consideration represented an equivalent purchase price of approximately $33.70 per share based on the closing price of CONSOL’s common stock on January 28, 2008, the last trading day prior to the day on which CONSOL publicly announced its intention to undertake the exchange offer. The CONSOL Board determined to undertake the exchange offer because, among other reasons, acquiring all of the outstanding shares of CNX Gas common would further CONSOL’s energy asset diversification strategy.

On January 29, 2008, CONSOL issued a press release announcing the exchange offer. On February 28, 2008, CONSOL filed a registration statement in connection with the exchange offer.

Following the public announcement of the exchange offer, certain CNX Gas stockholders, including T. Rowe Price Associates, Inc. (“T. Rowe”), contacted members of CONSOL’s management team and/or representatives of CONSOL and indicated that they would be unwilling to tender their shares into the exchange offer unless the consideration was increased. In addition, stock market volatility, including volatility in the trading price of CONSOL’s common stock, made it difficult to accurately assess the value of the consideration to be received in the proposed exchange offer. As a result of these factors, on March 25, 2008 the CONSOL Board determined not to proceed with the proposed exchange offer. Following this decision, CONSOL issued a press release announcing the decision not to proceed and thereafter withdrew the registration statement related to the exchange offer.

Period Between the Prior Exchange Offer and the Dominion Transaction

During October, November and December of 2008, CONSOL purchased 2,531,400 additional shares of CNX Gas common stock for aggregate consideration of approximately $67 million, increasing its aggregate ownership of the outstanding CNX Gas common stock to approximately 83.3%. These purchases were made in the open market at prevailing market prices and were not part of any transaction, plan or scheme to purchase all outstanding shares of CNX Gas or to otherwise take CNX Gas private. CONSOL has not purchased any shares of CNX Gas common stock since December 2008.

In January 2009, certain operational and managerial changes were implemented by CONSOL and CNX Gas in an effort to increase efficiency and reduce costs for both companies. In connection with these changes, the board of directors of CNX Gas (the “CNX Gas Board”) reduced its size from eight to five directors (including James E. Altmeyer, Sr., a director of CONSOL, Philip W. Baxter, a former director of CONSOL, Raj Gupta, a director of CONSOL, J. Brett Harvey, the Chief Executive Officer of CNX Gas and CONSOL, and John R. Pipski, the sole independent director). Concurrently, Mr. Harvey was appointed to the position of Chairman and Chief Executive Officer of CNX Gas and Mr. DeIuliis, who was President and Chief Executive Officer of CNX Gas, became the President and Chief Operating Officer of CNX Gas and Executive Vice President and Chief Operating Officer of CONSOL. In addition, Robert F. Pusateri was appointed Executive Vice President—Energy Sales and Transportation Services of both CONSOL and CNX Gas, William Lyons, who was Chief Financial Officer of CNX Gas, was appointed to the additional position of Executive Vice President of CNX Gas, Robert P. King was appointed Executive Vice President—Business Advancement and Support Services of CONSOL and CNX Gas, and P. Jerome Richey was appointed Executive Vice President—Corporate Affairs and Chief Legal Officer of both CONSOL and CNX Gas.

Mr. Altmeyer resigned from the CNX Gas Board in April 2009 and the vacancy was not filled as the size of the CNX Gas Board was reduced to four. In connection with these operational and managerial changes, the CNX Gas Board dissolved its compensation, finance and nominating and corporate governance committees, electing to rely on the “controlled company” exemption under the New York Stock Exchange listing standards.

Between the March 25, 2008 termination of the exchange offer and early March 2010, from time to time, representatives of CONSOL and/or its senior management held meetings with certain significant stockholders of CNX Gas, and also attended social occasions at which significant stockholders of CNX Gas were present. At some of these meetings and social occasions, among other things, the businesses of CONSOL and CNX Gas were discussed with the significant stockholders, including T. Rowe. During some of these discussions, the possibility of a renewed effort by CONSOL to acquire all of the outstanding shares of CNX Gas that it did not currently own was raised, although no formal proposals were made by CONSOL or its representatives.

On March 9, 2010, at an investment conference that CONSOL and T. Rowe were both attending, representatives of CONSOL senior management met with representatives of T. Rowe, at the request of T. Rowe, to discuss the business of CONSOL. At this meeting, during a general discussion of the business of CONSOL and its plans for CNX Gas, the possibility was raised of CONSOL acquiring all of the shares of CNX Gas common stock held by T. Rowe. T. Rowe’s representatives expressed a desire to develop a process and timeframe for discussions to determine whether an agreement could be reached in that regard. T. Rowe’s representatives also indicated that they thought a price in the mid-$40 per share range could be acceptable to T. Rowe, with some form of price protection as they were assuming that the consideration would be comprised in whole or in part of CONSOL common stock. They noted that they would need to speak with other portfolio managers at T. Rowe, and that they could not commit to any discussions over price at that time. A senior executive of CONSOL who is also a senior executive of CNX Gas, indicated his support for developing a process and timeframe for discussions but, noting that he could not speak for the CONSOL Board and had no authority to negotiate, indicated that he personally thought a price of up to $40 per share might be acceptable, with CONSOL common stock as the consideration and without any price protection. He therefore suggested that the T. Rowe representatives contact the Chief Executive Officer of CONSOL to discuss the matter further.

On March 11, 2010, a representative of T. Rowe sent a facsimile to a senior executive of CONSOL who is also a senior executive of CNX Gas which asked questions about the business of CNX Gas and set forth T. Rowe’s views regarding the possible purchase by CONSOL of T. Rowe’s shares of CNX Gas in the price range of $40 to $42.50 per share. On March 12, 2010, a representative of T. Rowe sent an email message containing several questions that T. Rowe would want answered before considering a possible purchase of T. Rowe’s shares of CNX Gas by CONSOL to the same executive of CONSOL and CNX Gas. CONSOL did not respond to either of these communications. These communications assumed that the consideration would primarily be CONSOL common stock.

During this period, CONSOL did not make any formal proposals to acquire the shares of CNX Gas that CONSOL did not already own nor did the CONSOL Board consider authorizing any such proposal.

Announcement of the Dominion Transaction

On March 15, 2010, CONSOL publicly announced that it had entered into an agreement with Dominion Resources, Inc. (“Dominion”) to acquire certain oil and gas exploration and production assets of Dominion in the Appalachian basin for approximately $3.475 billion in cash (the “Dominion Transaction”).

In connection with its consideration of the Dominion Transaction, the CONSOL Board considered whether to offer the Dominion Transaction to CNX Gas pursuant to CNX Gas’ right of first refusal to participate in proposed transactions to be entered into by CONSOL involving natural gas assets within the United States. See —Certain Relationships Between CONSOL and CNX Gas beginning on page 32. The CONSOL Board determined, in consultation with its legal and financial advisors, that CNX Gas would be unable to exercise its right of first refusal because it lacked the financial resources and access to the capital markets to complete the Dominion Transaction upon the terms required by Dominion, including with respect to timing and certainty of financing. The CONSOL Board further noted that CNX Gas would be unable to raise the necessary capital through the issuance and sale of equity, due to CONSOL’s right to veto any issuances of CNX Gas capital stock that would result in CONSOL owning less than 80% of any class of CNX Gas’ capital stock, and CONSOL’s unwillingness to permit such issuances. For these reasons, the Dominion Transaction was not offered to CNX Gas pursuant to the right of first refusal.

In connection with their consideration of the Dominion Transaction, the CONSOL Board also considered how best to facilitate the combined operations of CNX Gas and the assets that would be acquired in the Dominion Transactions. The potential alternatives considered included, among others, a farmout of the Dominion assets to CNX Gas, contracting with CNX Gas for the operation of the Dominion assets, or the acquisition by CONSOL of all of the outstanding shares of CNX Gas common stock that CONSOL did not then own. The CONSOL Board concluded that the choice among such options required further consideration. Therefore, in the March 15, 2010 press release announcing the Dominion Transaction, CONSOL stated that it was “evaluating a range of structural alternatives to facilitate the operation and development of the acquired assets including, among other things, consideration of the acquisition by CONSOL of the shares of CNX Gas common stock that it does not already own.”

Discussions with T. Rowe Following Announcement of the Dominion Transaction

On March 16, 2010, the day following public announcement of the Dominion Transaction, representatives of T. Rowe contacted CONSOL to request a meeting to discuss the Dominion Transaction and other matters regarding CNX Gas. Thereafter, on March 19, 2010, Mr. Harvey and Mr. Richey, Chief Legal Officer of CONSOL and CNX Gas, met with representatives of T. Rowe. At the meeting, representatives of T. Rowe asked CONSOL to confirm whether CONSOL was still interested in purchasing its shares of CNX Gas common stock. At the time, T. Rowe indicated that it beneficially owned on behalf of its clients approximately 9.5 million shares of CNX Gas common stock, or approximately 37% of the outstanding shares not owned by CONSOL. T. Rowe also beneficially owned approximately 11.8 million shares in CONSOL. Mr. Harvey stated that CONSOL would only consider purchasing T. Rowe’s shares in connection with a transaction open to all of CNX Gas’ stockholders, and the representatives of T. Rowe indicated that they had a similar perspective. Representatives of T. Rowe stated that they believed an appropriate price would be between $42 and $50 per share. The representatives of CONSOL stated that they believed a lower price was appropriate, based on the recent prevailing market price of CNX Gas shares. CONSOL’s representatives expressed a willingness, subject to negotiation of a definitive agreement, to request authorization from the CONSOL board to seek to acquire the shares of CNX Gas common stock held by T. Rowe for $35 per share in cash in a tender offer made to all public shareholders. Following further discussion, CONSOL’s representatives raised their proposed price (subject to CONSOL board approval and other conditions) to $37 per share in cash. T. Rowe stated that they were seeking a minimum price of $40 per share. The parties then turned to a discussion of the Dominion Transaction, before resuming discussion, at T. Rowe’s request, of a possible purchase of T. Rowe’s shares of CNX Gas stock by CONSOL. At that time, T. Rowe indicated that it would be willing to tender its shares into a tender offer by CONSOL for all of the outstanding shares of CNX Gas common stock so long as the tender offer was for a price of not less than $38.25 per share in cash. Mr. Harvey indicated that this was a transaction that he would be willing to present to the CONSOL Board and indicated that he would have his counsel send a draft agreement to T. Rowe’s counsel as a basis for negotiation. The proposed transaction was subject to the negotiation of definitive documentation with respect to the agreement to tender, as well as the approval of the CONSOL Board and other conditions to be set forth in the definitive agreement.

On March 19, 2010, a representative of Wachtell, Lipton, Rosen & Katz, counsel to CONSOL (“Wachtell Lipton”), circulated a draft tender agreement to Alston & Bird, counsel to T. Rowe (“Alston & Bird”). Following distribution of this initial draft, the representatives of Wachtell Lipton and Alston & Bird discussed the proposed draft, including the conditions to CONSOL’s obligation to launch a tender offer and T. Rowe’s need to differentiate between shares over which it did or did not exercise discretionary authority. Following these discussions it was agreed that CONSOL would be obligated to launch the tender offer no later than May 5, 2010. Revised drafts of the tender agreement were circulated on March 20 and March 21 as the parties negotiated the circumstances pursuant to which T. Rowe would be willing to tender its CNX Gas shares to CONSOL.

CONSOL Board Meeting to Consider T. Rowe Agreement

A special telephonic meeting of the CONSOL Board was held on March 20, 2010, with representatives of CONSOL management, Wachtell Lipton and Stifel, Nicolaus & Company, Inc. (Stifel Nicolaus), CONSOL’s

financial advisor, in attendance. At the meeting, Mr. Harvey updated the directors regarding his discussions with T. Rowe and discussed the terms of the proposed transaction. Representatives of CONSOL’s management then discussed the merits of the proposed transaction, including their belief that the proposed offer would benefit CONSOL’s results of operations and strategic position, both by contributing to CONSOL’s overall goal of energy diversification and by facilitating the integration into CONSOL of the assets and business being acquired in the Dominion Transaction. CONSOL management further advised the directors that acquiring the outstanding CNX Gas shares would reduce administrative complexity and expenses, including by eliminating the need to maintain two separate public company reporting entities.

Following management’s presentation, the representatives of Stifel Nicolaus presented an analysis of the proposed offer price of $38.25 per share, referring to presentation materials that had been distributed to the directors. A copy of the presentation is included as Exhibit (c)(1) to the Schedule TO. Stifel Nicolaus stated that, on the basis of its presentation, it was prepared to deliver a written opinion to the CONSOL Board with respect to the fairness to CONSOL, from a financial point of view, of the offer price in connection with the offer and the subsequent merger. Stifel Nicolaus further addressed certain considerations from the point of view of the unaffiliated stockholders of CNX Gas. Factors considered included the fact that the consideration for the proposed tender offer would be paid entirely in cash, the proposed offer price of $38.25 per share represented a premium to the current market price of shares of CNX Gas, and the fact that CNX Gas’s common stock was currently illiquid. A copy of Stifel Nicolaus’ discussion points, which was distributed to the directors of CONSOL, is included as Exhibit (c)(2) to the Schedule TO. Representatives from Wachtell Lipton then reviewed the terms of the proposed tender agreement, a summary of which had been previously distributed to the directors, and advised the directors on legal matters pertaining to the tender agreement and the tender offer.

Following further discussion, the CONSOL Board unanimously approved authorizing management to enter into the proposed tender agreement, with the understanding that the CONSOL Board would have a subsequent meeting to authorize the commencement of the contemplated tender offer.

Following the special meeting of the CONSOL board, representatives of Wachtell Lipton and Alston & Bird finalized the terms of the tender agreement. On March 21, 2010, CONSOL and T. Rowe executed the tender agreement, which is included as Exhibit (d)(1) to the Schedule TO (the “Tender Agreement”). See —Transactions and Arrangements Concerning the Shares.

On March 21, 2010, CONSOL issued a press release announcing the entry into the Tender Agreement.

Formation of the CNX Gas Special Committee

Following the public announcement of the Tender Agreement, Mr. Lyons, Chief Financial Officer of CONSOL and CNX Gas, and Mr. Pipski discussed the terms of the Tender Agreement, including the conditions to CONSOL’s obligation to commence the tender offer. Mr. Lyons informed Mr. Pipski that CONSOL expected these conditions to be satisfied on or before the end of April 2010 and that CONSOL expected to launch the tender offer on or before May 5, 2010.

Mr. Lyons further explained that after CONSOL commenced the tender offer, the CNX Gas Board would need to determine how to respond to the offer, and that CNX Gas would be required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) announcing its position with respect to the offer within ten business days of the date that CONSOL commenced the offer. Mr. Lyons informed Mr. Pipski that while the CNX Gas Board was not required to do so, the CNX Gas Board might wish to consider forming a special committee consisting of Mr. Pipski as the sole independent director in order to make the recommendation in the Schedule 14D-9. Mr. Lyons also informed Mr. Pipski that the special committee would be free to retain its own legal counsel and financial advisor to assist it in formulating its recommendation. Mr. Lyons and Mr. Pipski also discussed the importance of forming a special committee in advance of CONSOL’s launch of the tender offer to allow the special committee sufficient time to complete its analysis.

On March 29, 2010, March 30, 2010, April 12, 2010 and April 13, 2010, a total of five putative class action lawsuits were filed in connection with the proposed tender offer by CONSOL for the shares of CNX Gas common stock not owned by CONSOL. Three of the suits were filed in the Delaware Court of Chancery and two were filed in the Court of Common Pleas of Washington County, Pennsylvania. Each of the five lawsuits names CONSOL as a defendant. Four of the lawsuits name additional defendants, including CNX Gas and Mr. Pipski. See The Tender Offer—Certain Legal Matters; Regulatory Approvals—Stockholder Litigation.

On April 9, 2010 Mr. Pipski informed Mr. Harvey that he believed the CNX Gas Board should form a special committee and that he would seek to engage Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) to serve as its legal advisor and Lazard Ltd. (“Lazard”) to serve as its financial advisor. Mr. Pipski requested that CNX Gas seek to add one or more additional independent directors to the CNX Gas Board, and for such director to be considered for membership on the special committee. Mr. Pipski further requested that a meeting of the CNX Gas Board be held as soon as practicable in order to allow him to begin his analysis of the tender offer.

A special meeting of the CNX Gas Board was held on April 15, 2010, by teleconference, with representatives from CNX Gas, CONSOL management and Wachtell Lipton in attendance. At the meeting, Mr. Harvey updated the directors regarding his discussions with Mr. Pipski and discussed the possible role of a special committee of the CNX Gas Board in responding to a tender offer by CONSOL. The directors then discussed whether they should form a special committee to respond on their behalf to the tender offer, the potential composition of a special committee and its role in the process. The directors were informed that the special committee would be empowered to conduct its work without any involvement of or input from the remainder of the CNX Gas Board. Following further discussion, the CNX Gas Board unanimously approved the formation of a special committee consisting of Mr. Pipski. The special committee was delegated with full power and authority to, among other things, engage legal and financial advisors, to review and evaluate the tender offer and prepare and file with the SEC the Schedule 14D-9. The CNX Gas Board determined Mr. Pipski’s compensation for his service on the special committee, and noted that payment of such compensation was not contingent on the special committee reaching any particular conclusion with respect to its recommendation. Mr. Harvey noted that CONSOL remained unwilling to sell its shares of CNX Gas common stock and was unwilling to negotiate the proposed offer price, and that, as a result, the role of the special committee was limited to the evaluation of the tender offer and would not include the consideration of alternative transactions. Further, the CNX Gas Board was informed that the tender offer would not be conditioned on the favorable recommendation of the special committee.

Following adjournment of the CNX Gas Board meeting, the newly constituted special committee formally retained Skadden Arps as its legal advisor and Lazard as its financial advisor.

On April 16, 2010, Mr. Pipski requested that the CNX Gas Board expand the authority delegated to the special committee to include the full powers and authority of the CNX Gas Board with respect to the proposed transaction.

A special meeting of the CNX Gas Board was held on April 21, 2010, by teleconference, to discuss Mr. Pipski’s request. Representatives from CNX Gas, CONSOL management and Wachtell Lipton were in attendance. The directors were informed that CONSOL remained unwilling to sell its shares of CNX Gas common stock and was unwilling to negotiate the proposed offer price, and that the special committee would therefore be unable to explore alternative strategic transactions for CNX Gas. After further discussion in which Mr. Pipski participated, the directors (other than Mr. Pipski) concluded that the role of the special committee should remain limited to the evaluation of the proposed offer. Mr. Pipski was further advised that the special committee was free, in its sole and absolute discretion, to recommend rejection of the proposed offer by CNX Gas’ stockholders.

CONSOL Board Meeting Approving the Tender Offer

On April 23, 2010, a special meeting of the CONSOL Board was held, by teleconference, to consider whether to authorize management to commence the offer. Representatives of CONSOL management, Wachtell Lipton and Stifel Nicolaus were in attendance. At the meeting, Mr. Harvey discussed the proposed terms of the offer, and updated the CONSOL Board on developments since the March 20, 2010 board meeting. Representatives of CONSOL’s management then discussed the proposed transaction, reaffirming their statements from the March 20, 2010 board meeting that they believed the proposed offer and subsequent merger would benefit CONSOL’s results of operations and strategic position.

Following management’s presentation, the representatives of Stifel Nicolaus presented an analysis of the proposed offer price of $38.25 per share, referring to presentation materials that had been distributed to the directors. A copy of the presentation is included as Exhibit (c)(3) to the Schedule TO. Stifel Nicolaus stated that, on the basis of its presentation, it was prepared to deliver a written opinion to the CONSOL Board with respect to the fairness to CONSOL, from a financial point of view, of the offer price in connection with the offer and the subsequent merger. Representatives from Wachtell Lipton then reviewed the terms of the tender offer, the subsequent merger and the related documentation, portions of which had been previously distributed to the directors, and advised the directors on legal matters pertaining to the tender offer and the subsequent merger.

Following further discussion, including discussion of the reasons set forth under —Purpose of and Reasons for the Offer; Plans for CNX Gas After the Offer and the Merger; Consideration of Alternatives beginning on page 15, the CONSOL Board unanimously approved authorizing management to commence the offer.

2. Purpose of and Reasons for the Offer; Plans for CNX Gas After the Offer and the Merger; Consideration of Alternatives

As described above, the offer and the merger constitute a “going-private” transaction. A number of developments, opportunities and potential outcomes were considered in CONSOL’s decision to undertake the offer at the present time, including the following material reasons:

•

the CONSOL Board’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of CONSOL and CNX Gas, the nature of the coal and natural gas industries and the energy industry in general, industry trends, safety regulations, the regulatory and legislative environment relevant to the industries in which CONSOL and CNX Gas operate, and global and national economic and market conditions, both on a historical and on a prospective basis;

•

the potential impact of greenhouse gas regulations on each of CONSOL and CNX Gas and the potential benefits to CONSOL and CONSOL stockholders if CONSOL were to acquire the shares of CNX Gas it did not currently own;

•

the CONSOL Board’s belief, informed in part by presentations from management and from Stifel Nicolaus, that the offer and merger are more favorable to CONSOL stockholders than the potential value that could be expected to be generated from the various other strategic alternatives available with respect to CONSOL’s interest in CNX Gas, including the alternatives of maintaining CNX Gas’ status as a partially publicly-held independent company and pursuing the current strategic plan or divesting itself of all or a part of its interest in CNX Gas, taking into account the potential benefits, risks and uncertainties associated with those other alternatives;

•

the CONSOL Board’s belief that integrating CNX Gas as a wholly owned subsidiary of CONSOL would facilitate the successful integration of the assets which CONSOL recently agreed to purchase in the Dominion Transaction;

•

the CONSOL Board’s belief, informed in part by presentations from management and Stifel Nicolaus, that economic, regulatory and environmental factors provide a rationale for re-acquiring the outstanding shares of CNX Gas not owned by CONSOL as part of CONSOL’s strategy of energy asset diversification, lowering CONSOL’s risk profile in the face of expected greenhouse gas and other coal-related legislation and carbon controls, providing a natural strategic hedge with respect to such developments and greater flexibility in the access, allocation and utilization of capital in growing CONSOL’s diversified energy portfolio;

•

the CONSOL Board’s belief that potential dilution to CONSOL common stock resulting from the offer and the merger may already be reflected in the market price of CONSOL common stock, due to CONSOL’s prior announcement that it would consider seeking to acquire the shares of CNX Gas common stock that CONSOL did not own;

•

that while management has a plan for minimizing the risks associated with losing the market visibility associated with having two independent companies and a public valuation for the gas business, there is a significant possibility that in the future the public markets might not adequately reflect the value of CNX Gas in the market valuation of CONSOL;

•

the historical trading price of CNX Gas common stock, including the fact that the offer price of $38.25 per share represents a premium of approximately 24% based upon closing stock prices on March 19, 2010, the last trading day before announcement of the execution of the Tender Agreement, and a premium of approximately 45.8% based upon closing stock prices on March 12, 2010, the last trading day before announcement of the Dominion Transaction and the fact that CONSOL was considering seeking to acquire the shares of CNX Gas common stock that it did not own;

•

the financial presentations of Stifel Nicolaus, including its oral presentations delivered on March 20, 2010 and April 23, 2010, to CONSOL’s board of directors that, as of the date of each presentation and subject to the various assumptions, qualifications and limitations set forth therein, the offer price in connection with the offer and the subsequent merger is fair, from a financial point of view, to CONSOL, as more fully described below in Summary of Presentations of Stifel, Nicolaus & Company, Inc. to the Board of Directors of CONSOL;

•

that the consideration for the offer will consist of cash, which permits CNX Gas stockholders the flexibility to reinvest the proceeds as they see fit, including in shares of CONSOL common stock if they wish to maintain a continuing equity interest in the combined company;

•	the fact that CONSOL remains unwilling to sell its shares of CNX Gas common stock to a third party or otherwise divest itself of such shares;

•

management’s view that CNX Gas lacks the size and borrowing capacity to pursue major growth through acquisitions but a combined coal and gas company will provide the scope and scale to execute large coal or gas acquisitions and increases the capacity for such transactions;

•

the CONSOL Board’s belief that unifying the capital structures of CONSOL and CNX Gas will eliminate complexity, facilitate the alignment of business strategies and deployment of consolidated financial resources, and increase liquidity to investors;

•

the opportunity to achieve possible cost reductions by eliminating the cost of maintaining CNX Gas as a separate public company. The CONSOL Board noted that these cost savings are estimated by CONSOL management to be $1 million a year;

•

that CNX Gas stockholders who do not tender into the offer will have appraisal rights in connection with the merger, as more fully described in The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules beginning on page 50;

•

the terms of the offer, which is structured to be non-coercive to CNX Gas stockholders and includes an irrevocable and non-waivable condition that a majority of the outstanding shares of CNX Gas common stock not owned by CONSOL be tendered into the offer, without regard to any shares of CNX Gas that are owned by the directors or officers of either CONSOL or CNX Gas, and is being made directly to the CNX Gas stockholders without being conditioned upon any requirement that the directors, or a special committee, of CNX Gas recommend the offer. The CONSOL Board also noted that CONSOL intends to effect a “short form” merger of CNX Gas with a subsidiary of CONSOL promptly after the offer is consummated and all conditions are satisfied, and that the consideration to be paid to CNX Gas stockholders in the merger would be equal to the offer price; and

•	the fact that the Tender Agreement would increase the likelihood that the offer would be successful, and that the minimum condition would be met.

The CONSOL Board was aware of and considered the interests that certain executive officers and directors of CONSOL may have with respect to the offer in addition to their interests as stockholders, as described in Special Factors—Interests of Certain Persons in the Offer and the Merger beginning on page 30.

The CONSOL Board did not consider any alternative transactions with respect to the shares of CNX Gas common stock not owned by CONSOL.

The foregoing discussion summarizes the material factors considered by the CONSOL Board in its consideration of the offer and the subsequent merger. In view of the wide variety of factors considered by the CONSOL Board, the amount of information considered and the complexity of these matters, the CONSOL Board did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the CONSOL Board may have given different weights to different factors. CONSOL’s board of directors considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

CONSOL presently expects that after the completion of the offer and the merger, CONSOL will retain the shares of CNX Gas common stock owned by it. CONSOL further expects to operate CNX Gas as a going concern under its control and to review CNX Gas’ assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the offer and the merger to best organize and integrate the activities of CNX Gas and CONSOL (and its affiliates, including with respect to the business being acquired from Dominion Resources). CONSOL expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.

3. The Position of CONSOL Regarding the Fairness of the Offer and the Merger

The rules of the SEC require CONSOL to express its belief as to the fairness of the offer and the merger to CNX Gas’ stockholders who are not affiliated with CONSOL. CONSOL has concluded that the offer and the merger are both financially and procedurally fair to CNX Gas’ stockholders who are not affiliated with CONSOL (whether those stockholders tender their shares in the offer or decline to tender and elect instead to remain as stockholders of CNX Gas until the merger is effected). CONSOL based this conclusion on the following material factors:

•

The offer price, which is payable in both the offer and the merger, represents a premium of approximately 24% over the closing share price of CNX Gas common stock on March 19, 2010, the last day prior to the public announcement of CONSOL’s entry into the Tender Agreement, a premium of approximately 46% over the closing price of CNX Gas common stock on March 12, 2010, the last day prior to the public announcement by CONSOL that it was considering seeking to acquire the shares of CNX Gas common stock that it did not own, and a premium of approximately 35.6% over the average closing share price of CNX Gas common stock for the 90 trading days immediately preceding that date;

•	The offer price values CNX Gas’ business at a valuation that is higher than those of its peer companies with respect to factors such as proved reserve value and daily production value;

•

CNX Gas’ historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the natural gas exploration, production and development industry generally and general economic and stock market conditions;

•

That the consideration to be paid in the offer and the merger is all cash, which provides certainty of value to CNX Gas’ stockholders and provides them with the ability to invest the proceeds as they choose;

•

The belief that CNX Gas’ common stock was not likely to trade at or above the $38.25 offer price in the near future. The CONSOL Board based this belief on a number of factors, including the directors’ knowledge and understanding of CNX Gas and its industry; management’s projections and business plan; research analyst target prices; and the various analyses prepared by Stifel Nicolaus;

•	The belief, based on the factors described herein, that the $38.25 per share offer price would result in greater value to CNX Gas’ stockholders than pursuing management’s current business plan;

•

All of CNX Gas’ stockholders, including those who elect not to tender their shares of CNX Gas common stock in the offer but whose shares of CNX Gas common stock instead are acquired in the merger, have an opportunity to be paid the offer price for their shares of CNX Gas common stock;

•

The offer and the merger will provide additional liquidity for CNX Gas’ unaffiliated stockholders because they provide an alternative means whereby shares of CNX Gas common stock may be sold that did not exist prior to the commencement of the offer;

•

Stockholders who do not tender their shares of CNX Gas common stock in the offer or otherwise waive their appraisal rights will be entitled, in connection with the merger, to demand the appraisal of their shares by following the procedures required by the DGCL. See The Tender Offer—Merger and Appraisal Rights; “Going Private” Rules;

•

The offer is subject to the minimum condition, which is not waivable. CONSOL believes that the CNX Gas stockholders who are not affiliates of CONSOL, including T. Rowe Price, are capable of evaluating the fairness of the offer and the merger, and the minimum condition provides meaningful procedural protections for CONSOL’s unaffiliated stockholders because if the minimum condition is not satisfied, CONSOL will not be able to consummate the offer or the merger;

•

Each of CNX Gas’ stockholders will be able to decide voluntarily whether or not to tender shares of CNX Gas common stock in the offer and, if the offer and the merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the merger that the stockholder would have received in the offer;

•

Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender because the offer will remain open for twenty business days (unless extended by CONSOL) and CONSOL announced that it had entered into the Tender Agreement, which required it to commence the offer if certain conditions were met, on March 21, 2010, significantly in advance of the date the offer was launched. If CONSOL amends the offer to include any material additional information, CONSOL will, if necessary to allow adequate dissemination and investor response, extend the offer for a sufficient period to allow stockholders to consider the amended information; and

•

By announcing its entry into the Tender Agreement on March 21, 2010, but deferring the launch of the offer until April 28, 2010, CONSOL allowed a reasonable period of time for the CNX Gas board of directors to develop its position with respect to the offer. Accordingly, CNX Gas’ unaffiliated stockholders will receive the benefit of the analysis performed by the Special Committee of the CNX Gas board of directors and its advisors in a time frame that allowed for careful deliberation.

CONSOL also considered the following factors, each of which it considered negatively in its considerations concerning the fairness of the terms of the offer and the merger:

•

With respect to the offer price, CONSOL’s financial interest in acquiring the shares for a low price is adverse to the financial interest of CNX Gas’ other stockholders in selling their shares for a high price;

•

CNX Gas common stock has in the past traded at higher levels than the offer price. CNX Gas common stock reached an all time high trading price of $45.51 per share in May 2008 and an all time low trading price of $14.08 per share in October 2008. This trading price history suggests that certain of CNX Gas’ stockholders may have acquired their shares of CNX Gas common stock at prices higher than the current trading levels;

•

Any stockholder who tenders all its shares of CNX Gas common stock in the offer or has its shares of CNX Gas common stock converted into cash in the merger will cease to participate in future earnings or growth, if any, of CNX Gas and will not benefit from increases, if any, in CNX Gas’ value, including any increases due to a general economic improvement; and

•	As described in The Tender Offer—Material United States Federal Income Tax Consequences, the sale of shares of CNX Gas common stock in the offer will be a taxable transaction to selling stockholders.

CONSOL did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. CONSOL also did not consider the liquidation value of CNX Gas’ assets, and did not perform a liquidation analysis, because it considers CNX Gas to be a viable going concern. In addition, the liquidation of CNX Gas’ assets was not considered to be a viable course of action based on CONSOL’s desire for CNX Gas to continue to conduct its business as a subsidiary of CONSOL and remain an integral component of CONSOL’s overall long-term strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of CNX Gas common stock, and CONSOL believes that the liquidation value of CNX Gas is irrelevant to a determination as to whether the offer is fair to unaffiliated stockholders.

While CONSOL considered the trading history of CNX Gas common stock, and noted that in certain instances it reflected prices above the offer price, CONSOL concluded that these factors were not important in determining present value. In CONSOL’s judgment, the prices paid in the past for shares of CNX Gas common stock are not indicative of the value of the CNX Gas common stock as of the date of this offer in light of CNX Gas’ current business operations and future prospects.

CONSOL is not aware of any firm offers made by third parties to acquire CNX Gas during the past two years and did not solicit any such offers during that period. In any event, CONSOL has no intention of selling the shares of CNX Gas common stock beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

CONSOL’s consideration of the factors described above reflects its assessment of the fairness of the offer price payable in the offer and the merger to CNX Gas’ unaffiliated stockholders (including stockholders who tender their shares in the offer as well as stockholders who decline to tender their shares and whose shares are instead acquired through the merger) in relation to the going concern value of CNX Gas on a stand-alone basis. CONSOL implicitly considered the value of CNX Gas in a sale as a going concern by taking into account CNX Gas’ current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. CONSOL did not, however, explicitly calculate a stand-alone going concern value of CNX Gas because CONSOL believes that going concern value is not an appropriate method of determining the value of the shares of CNX Gas common stock for purposes of the offer and the merger. In light of the fact that CONSOL already has, and will continue to have, control of CNX Gas, and that CONSOL remains unwilling to sell its shares of CNX Gas common stock, CONSOL does not believe that it would be appropriate for the shares of CNX Gas common stock held by the unaffiliated stockholders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by CONSOL is not intended to be exhaustive, but includes the material factors considered by CONSOL. CONSOL’s views as to the financial and procedural fairness of the offer and the merger should not be construed as a recommendation to any stockholder as to whether the stockholder should tender the stockholder’s shares of CNX Gas common stock in the offer, seek to remain as a stockholder of CNX Gas, demand appraisal rights pursuant to the DGCL in connection with the merger or act otherwise.

4. Summary of Presentations of Stifel, Nicolaus & Company, Inc. to the Board of Directors of CONSOL

Role of Stifel Nicolaus

CONSOL has retained Stifel Nicolaus as its financial advisor in connection with CONSOL’s proposed acquisition of CNX Gas. As part of its engagement, Stifel Nicolaus was asked by CONSOL to render its opinion on the fairness of the offer price to CONSOL from a financial point of view.

At a meeting of CONSOL’s board of directors of held on March 20, 2010, Stifel Nicolaus presented to CONSOL’s board of directors certain preliminary financial analyses prepared by Stifel Nicolaus with respect to CNX Gas (the “initial Stifel Nicolaus presentation”). Stifel Nicolaus presented CONSOL’s board of directors with an updated version of such financial analyses at a meeting of the board of directors held on April 23, 2010 (the “final Stifel Nicolaus presentation” and together with the initial Stifel Nicolaus presentations, the “Stifel Nicolaus presentations”). The Stifel Nicolaus presentations were prepared for CONSOL’s board of directors to assist CONSOL in its evaluation of the offer from a financial perspective. Stifel Nicolaus did not recommend any specific consideration to CONSOL’s board of directors or that any given consideration constituted the only appropriate consideration for the offer and the merger. Stifel Nicolaus’ analyses were only some of many factors taken into consideration by CONSOL’s board of directors in its evaluation of the offer and the merger and should not be viewed as determinative of the views of CONSOL’s board of directors or CONSOL’s management with respect to the offer price. The Stifel Nicolaus presentations do not address the merits of the underlying decision by CONSOL to engage in the offer or the merger or the relative merits of the offer or the merger as compared to any other transaction or business strategy in which CONSOL might engage. The Stifel Nicolaus presentations are not intended to, and do not, constitute a recommendation to any stockholder as to whether such stockholder should tender shares of CNX Gas common stock in the offer or how such stockholder should act with respect to the offer or the merger or any matter relating to the offer or the merger. The offer price was determined by CONSOL and the CONSOL board of directors, and not by Stifel Nicolaus.

A copy of the Stifel Nicolaus presentations will be made available for inspection and copying by any CNX Gas stockholder, or its representative who has been designated in writing, at CONSOL’s offices, located at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania, 15317, during regular business hours.

Stifel Nicolaus Presentations

Pursuant to an engagement letter dated March 19, 2010, CONSOL retained Stifel Nicolaus to act as its financial advisor in connection with a potential tender offer for all of the outstanding shares of CNX Gas not currently owned by CONSOL. At the meeting of the CONSOL board of directors held on March 20, 2010, Stifel Nicolaus presented certain financial analyses to the CONSOL board of directors in connection with its consideration of whether to approve the agreement with T. Rowe. At the meeting of the CONSOL board of directors held on April 23, 2010, Stifel Nicolaus rendered its oral opinion to the CONSOL board of directors, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other considerations set forth in the written opinion, the offer price was fair, from a financial point of view, to CONSOL.

The full text of the written opinion of Stifel Nicolaus dated April 23, 2010, which sets forth the assumptions made, general procedures followed, matters considered, and the qualifications to and limitations on the scope of the review undertaken by Stifel Nicolaus, is included as Exhibit (c)(4) to the Schedule TO and is incorporated by reference in its entirety into this Offer to Purchase. Stifel Nicolaus’ written opinion, which is addressed to the CONSOL board of directors, is directed only to the fairness of the offer price, from a financial point of view, to CONSOL as of the date of the opinion. It does not address any other aspect of the offer or the merger. Stifel Nicolaus’ opinion is not addressed to any stockholder of CNX Gas nor does it constitute a recommendation as to how such stockholder should act with respect to the offer or the merger or any other matter. The summary of the opinion of Stifel Nicolaus set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Stifel Nicolaus, among other things:

•

reviewed and analyzed the audited consolidated financial statements of CONSOL contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the unaudited consolidated financial statements of CONSOL contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

reviewed and analyzed the audited consolidated financial statements of CNX Gas contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the unaudited consolidated financial statements of CNX Gas contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	reviewed and analyzed the CONSOL financial model, including CNX Gas projections, dated March 19, 2010, provided by the management of CONSOL;

•	held discussions with CONSOL’s senior management team concerning the business, financial condition and future prospects of CONSOL and CNX Gas;

•	reviewed and analyzed certain other publicly available information concerning CONSOL;

•	reviewed and analyzed certain other publicly available information concerning CNX Gas;

•	reviewed certain publicly available research estimates of research analysts regarding CNX Gas;

•	reviewed the reported stock prices and trading histories for CNX Gas common stock and a comparison of such trading histories with those of other companies that Stifel Nicolaus deemed relevant;

•

reviewed certain financial and stock market data and other information for CNX Gas and compared such data and information with corresponding data and information for companies with publicly traded securities that Stifel Nicolaus deemed relevant;

•	compared the financial terms of the offer with the financial terms, to the extent publicly available, of other transactions that Stifel Nicolaus deemed relevant; and

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all financial, operating and other information that was made available, supplied or otherwise communicated to Stifel Nicolaus by or on behalf of CONSOL, the CONSOL board of directors or their advisors, or that was otherwise reasonably reviewed and relied upon by Stifel Nicolaus, and Stifel Nicolaus has not assumed any responsibility for independently verifying any of such information. With respect to any financial forecasts and projections supplied to Stifel Nicolaus by CONSOL, Stifel Nicolaus has relied upon the management of CONSOL as to the reasonableness and achievability of such forecasts and projections (and the assumptions and bases therein), and Stifel Nicolaus has assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of CONSOL as to the future operating and financial performance of CONSOL and CNX Gas, and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel Nicolaus has relied on these forecasts and projections without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel Nicolaus assumed, with the consent of CONSOL, that material liabilities (contingent or otherwise, known or unknown), if any, relating to CONSOL, have been disclosed to Stifel Nicolaus.

Stifel Nicolaus has assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of CONSOL and CNX Gas since the date of the financial statements contained in CONSOL’s and CNX Gas’ respective Annual Reports on Form 10-K for the period ended December 31, 2009. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation of cash flow forecasts of CONSOL or CNX Gas, or any appraisal of the assets or liabilities of CONSOL or CNX Gas. Because such estimates and forecasts are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the estimates of balance sheet and operating forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof. No companies or transactions utilized in Stifel Nicolaus’ analyses were identical to CNX Gas.

Stifel Nicolaus’ opinion is necessarily based upon economic, market, financial and other conditions and circumstances existing and disclosed by CONSOL or its advisors as of the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in Stifel Nicolaus’ opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses performed by Stifel Nicolaus in connection with providing its opinion to the CONSOL board of directors, in making its presentation to the CONSOL board of directors on March 20, 2010, and in making its updated presentation to the CONSOL board of directors on April 23, 2010. All analyses are based on the CNX Gas closing stock price as of March 12, 2010 of $26.23 per share and as of March 19, 2010 of $30.80 per share. Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to fully understand the financial analyses performed by Stifel Nicolaus, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Stifel Nicolaus’ financial analyses.

Historical Stock Trading Analysis

Stifel Nicolaus reviewed historical trading prices and volumes for CNX Gas common stock for the period from January 19, 2006 to March 19, 2010, the last trading day preceding the announcement of the execution of the tender agreement. In addition, Stifel Nicolaus reviewed historical trading prices and volumes for CNX Gas common stock for the period from January 19, 2006 to March 12, 2010, the trading day preceding the announcement of CONSOL’s acquisition agreement with Dominion Resources and the announcement that CONSOL was considering the acquisition of the shares of CNX Gas common stock that it did not already own. This analysis indicated that the offer price represented:

•	a premium of 24.2% based on the March 19, 2010 closing market price of $30.80 per share;

•	a premium of 45.8% based on the March 12, 2010 closing market price of $26.23 per share.

Selected Company Analysis

Stifel Nicolaus reviewed the trading multiples and market statistics of CNX Gas and the following selected publicly traded companies with businesses like that of CNX Gas that Stifel Nicolaus deemed to be similar to CNX Gas:  Southwestern Energy Co., Range Resources Corp., Petrohawk Energy Corp., Ultra Petroleum Corp., Atlas Energy Inc. and Cabot Oil and Gas Corp. Estimated financial data for the selected companies was based on publicly available research analyst estimates.

This analysis produced multiples of selected reserve and financial valuation data which Stifel Nicolaus compared to multiples and reserve data derived from the offer price of $38.25. The following table sets forth the results of this analysis:

	Enterprise Value Per
	CY 2010E EBITDA	Proved Reserves	Resource Potential	PV-10
CNX Gas Offer Price	14.2 x	$3.09	$0.33	399.0%
Selected Companies:
High	12.9 x	$4.14	$0.79	835.2%
Mean	9.9 x	$3.10	$0.42	504.8%
Median	9.0 x	$3.30	$0.34	487.3%
Low	7.6 x	$1.97	$0.27	266.3%

The implied multiples based on the offer price are within the range of the multiples of the selected comparable companies.

Selected Exploration and Production M&A Transactions Analysis

Using publicly available information, Stifel Nicolaus reviewed 18 public company mergers and acquisitions in the exploration and production industry. The precedent transactions considered by Stifel Nicolaus were:

Announce Date	Acquiror	Target
4/15/2010	Apache Corporation	Mariner Energy, Inc.
4/4/2010	SandRidge Energy Inc.	Arena Resources, Inc.
12/14/2009	ExxonMobil Corp.	XTO Energy, Inc.
11/01/2009	Denbury Resources, Inc.	Encore Acquisition Co.
4/27/2009	Atlas America, Inc.	Atlas Energy Resources LLC.
4/30/2008	Stone Energy Corp.	Bois d’Arc Energy Inc.
7/17/2007	Plains Exploration & Production Co.	Pogo Producing Co.
1/7/2007	Forest Oil Corp.	Houston Exploration Co.
6/23/2006	Anadarko Petroleum Corp.	Western Gas Resources, Inc.
6/23/2006	Anadarko Petroleum Corp.	Kerr-McGee Corp.
4/21/2006	Petrohawk Energy Corp.	KCS Energy, Inc.
1/23/2006	Helix Energy Solutions Group, Inc.	Remington Oil and Gas Corp.
12/12/2005	ConoccoPhillips	Burlington Resources, Inc.
10/13/2005	Occidental Petroleum Corp.	Vintage Petroleum, Inc.
9/19/2005	Norsk Hydro ASA	Spinnaker Exploration Co.
4/4/2005	ChevronTexaco Corp.	Unocal Corp.
4/4/2005	Petrohawk Energy Corp.	Mission Resources Corp.
1/26/2005	Cimarex Energy Co.	Magnum Hunter Resources, Inc.

For each acquired entity, Stifel Nicolaus analyzed the premium paid to the target’s stock price for the 1-day, 5-day and 30-day periods prior to announcement of the transaction. The following table sets forth the results of this analysis:

	Premium
	1-Day	5-Day	30-Day
CNX Gas Offer Price (premiums as of 3/19/2010)	24%	26%	41%
CNX Gas Offer Price (premiums as of 3/12/2010)	46%	47%	43%
Selected Transactions:
High	49%	55%	71%
Mean	21%	23%	25%
Median	20%	20%	25%
Low	(4%)	(4%)	(4%)

The implied premiums based on the offer price are within the range of the premiums paid in the selected transactions.

Selected Parent/Subsidiary Transactions Analysis

Using publicly available information, Stifel Nicolaus reviewed 14 acquisitions of a majority-owned subsidiary by the majority owner with deal values greater than $200 million and 100% cash consideration. The precedent transactions considered by Stifel Nicolaus were:

Announce Date	Acquiror	Target
9/4/2009	Fairfax Financial Holdings Ltd.	Odyssey Re Holdings Corp.
8/12/2008	Mitsubishi UFJ Financial Group, Inc.	UnionBanCal Corp.
7/21/2008	Roche Holding AG	Genentech, Inc.
3/10/2008	Nationwide Mutual Insurance Co.	Nationwide Financial Services, Inc.
11/5/2007	Alfa Mutual Insurance Co.	Alfa Corp.
10/23/2007	Goldman Sachs Group, Macquarie Infrastructure	Waste Industries USA, Inc.
2/22/2007	American Financial Group, Inc.	Great American Financial Resources, Inc.
1/24/2007	American International Group, Inc.	21st Century Insurance Group
11/20/2006	Toronto-Dominion Bank	TD Banknorth, Inc.
10/9/2006	Valcon Acquisition Holding	NetRatings, Inc.
3/17/2006	William Lyon	William Lyon Homes
2/6/2006	Lafarge SA	Lafarge North America, Inc.
9/1/2005	Seven & I Holdings Co., Ltd.	7-Eleven, Inc.
2/21/2005	Novartis AG	Eon Labs, Inc.

For each acquired entity, Stifel Nicolaus analyzed the premium paid to the target’s stock price for the 1-day, 5-day and 30-day periods prior to the announcement of the transaction. The following table sets forth the results of analysis:

	Premium
	1-Day	5-Day	30-Day
CNX Gas Offer Price (premiums as of 3/19/2010)	24%	26%	41%
CNX Gas Offer Price (premiums as of 3/20/2010)	46%	47%	43%
Selected Transactions:
High	44%	51%	77%
Mean	27%	28%	28%
Median	29%	29%	26%
Low	7%	8%	8%

The implied premiums based on the offer price are within the range of the premiums paid in the selected transactions.

Discounted Cash Flow Analysis

In order to estimate the present value of the shares of CNX Gas common stock, Stifel Nicolaus performed a discounted cash flow analysis of CNX Gas. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of CNX Gas using the discounted cash flow method, Stifel Nicolaus added (1) projected after-tax unlevered free cash flows for fiscal years 2010 through 2019 based on internal projections of CONSOL’s management to (2) the “terminal values” of CNX Gas as of 2019, and discounted such amounts to their present value using a range of selected discount rates. The range of after-tax discount rates of 9% to 11% was selected based on an analysis of the weighted average cost of funds of the selected comparable companies. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense, depreciation, depletion and amortization (“EBITDA”) and subtracting capital expenditures and adjusting for changes in working capital and other non-cash items. Estimated terminal values for CNX Gas were calculated by applying terminal value EBITDA multiples of 3.0x to 5.0x to CNX Gas’ fiscal year 2019 estimated EBITDA.

Stifel Nicolaus then calculated a range of implied prices per share for CNX Gas by subtracting the company’s net debt as reflected in its Form 10-K filing for the period ended December 31, 2009, from the estimated enterprise values implied by the discounted cash flow analysis and dividing such amounts by the fully diluted number of shares of CNX Gas’ common stock. The implied price per share resulting from such analysis for CNX Gas’ common stock is $20.13 to $39.07 per share.

The summary set forth above does not purport to be a complete description of all the analyses performed by Stifel Nicolaus. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Stifel Nicolaus did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Stifel Nicolaus advised the CONSOL board of directors that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete and misleading view of the process underlying its opinion. Stifel Nicolaus did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. Stifel Nicolaus arrived at its ultimate opinion based on the results of all factors considered and analyses undertaken by it and assessed as a whole.

In performing its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of CONSOL and CNX Gas. These analyses performed by Stifel Nicolaus are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of CONSOL, CNX Gas, Stifel Nicolaus or any other person assumes responsibility if future results are materially different from those projected. Stifel Nicolaus’ opinion and analyses supplied by Stifel Nicolaus were among several factors taken into consideration by the CONSOL board of directors in making its decision to undertake the offer and the merger and should not be considered as determinative of such decision. Stifel Nicolaus’ opinion did not address CONSOL’s underlying business decision to effect the offer and the merger, and did not address the relative merits of the offer over any other alternative transactions that may have been available to CONSOL. Stifel Nicolaus did not express any opinion as to the value of CONSOL’s common stock upon consummation of the offer or the merger or the price at which such common stock will trade at any time. Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of its opinion.

Stifel Nicolaus was selected by CONSOL to render an opinion to the CONSOL board of directors because Stifel Nicolaus is a nationally recognized investment banking firm and because, as part of its investment banking business, Stifel Nicolaus is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Stifel Nicolaus and its affiliates may trade the securities of CONSOL and CNX Gas for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to CONSOL and CNX Gas, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. Specifically, during the two-year period prior to the date of this Offer to Purchase, Stifel Nicolaus acted as financial advisor and fairness opinion provider for CONSOL’s purchase of Dominion Resources Appalachian exploration and production assets, served as joint-bookrunning manager on CONSOL’s 2010 offering of its equity securities, and has received fees of $5,108,797.

Pursuant to the terms of the Stifel Nicolaus engagement letter, CONSOL has agreed to pay a fee to Stifel Nicolaus of $750,000 for rendering its opinion, regardless of the conclusion reached therein. Additionally, CONSOL has agreed to indemnify Stifel Nicolaus against certain liabilities, including liabilities under the federal securities laws. Stifel Nicolaus will not receive any significant payment or compensation contingent upon the successful completion of the offer or the merger, or any aspect thereof. The terms of the fee arrangement with Stifel Nicolaus, which are customary in transactions of this nature, were negotiated at arm’s length between CONSOL and Stifel Nicolaus, and the CONSOL board of directors was aware of the arrangement.

5. Financial Projections

CNX Gas does not as a matter of course make public any financial projections as to future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, CONSOL’s board of directors was aware of certain non-public financial projections at the time they evaluated the offer and the merger, and CONSOL provided certain non-public financial projections to Stifel Nicolaus. We have included below a summary of these projections to give CNX Gas stockholders access to certain non-public information that was considered by the CONSOL board of directors and by Stifel Nicolaus in their evaluation of the offer and the merger.

These projections, which were prepared by and are the responsibility of CONSOL’s management, were prepared solely for internal use in connection with CONSOL’s regular annual planning process. They were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections, which do not reflect either the proposed transaction (including the acquisition of the remaining 16.7% of CNX Gas and the impact of purchasing accounting adjustments) or CONSOL’s acquisition of assets from Dominion Resources, were substantially completed during the last quarter of 2009 and have not been updated. The projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S., and Ernst & Young LLP, CNX Gas’ independent auditors have not examined, compiled nor performed any procedures with respect to the projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto nor assume any responsibility for them. The Ernst & Young LLP report incorporated into this Offer to Purchase relates to CNX Gas’ historical financial information. It does not extend to the projections and should not be read to do so.

CONSOL’s internal financial forecasts (which includes CNX Gas’ financial forecasts, from which these projections were extracted) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by CONSOL’s management with respect to industry performance, general business, economic, market and financial conditions and other matters, including prices of oil and gas and success of exploration and production activities, all of which are difficult to predict, and many of which are beyond CONSOL’s and CNX Gas’ control. Accordingly, there can be no assurance that the assumptions made at the time the projections were prepared will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. For example, since CONSOL’s long range plan was prepared, material events have occurred which were not taken into account in the preparation of these forecasts. In particular, CONSOL’s acquisition of assets from Dominion Resources is not reflected in CONSOL’s financial forecasts, and would not have been reflected in CNX Gas’ results because, unless the merger is consummated, CONSOL does not expect to contribute the business acquired from Dominion to CNX Gas. The inclusion of these projections herein should not be regarded as an indication that any of CONSOL or CNX Gas or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and we caution you that the projections should not be relied upon as such or to make a decision regarding the offer.

Neither CONSOL nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of CNX Gas or CONSOL compared to the information contained in the projections, and to CONSOL’s knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

CONSOL Management Projections

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
	(in thousands except per share data)
Total Revenues & Other Income	$782,045	$921,892	$1,318,669	$1,797,041	$2,210,497	$2,603,243	$2,970,778	$3,249,833	$3,436,664	$3,606,122
Net Income Attributable to CNX Gas	165,801	199,217	334,745	509,414	667,414	817,978	964,157	1,080,695	1,157,534	1,236,973
EBITDA	420,050	494,178	778,460	1,131,565	1,451,139	1,750,812	2,036,084	2,251,801	2,393,412	2,522,698
EPS—Basic	1.10	1.32	2.22	3.37	4.42	5.42	6.39	7.16	7.67	8.19
EPS—Dilutive	1.10	1.32	2.21	3.37	4.41	5.41	6.38	7.15	7.65	8.18

6. Transactions and Arrangements Concerning the Shares

Except as described in this Offer to Purchase, including Schedule B to this Offer to Purchase, neither CONSOL nor, to the best of its knowledge, any of the persons listed on Schedule A to this Offer to Purchase nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of CNX Gas common stock, has engaged in any transactions in shares of CNX Gas common stock in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to CNX Gas common stock or any other securities of CNX Gas (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Schedule B to this Offer to Purchase also sets forth certain details regarding acquisitions of shares of CNX Gas common stock by CONSOL during the past two years.

As of the date of this Offer to Purchase, CONSOL owns 125,800,067 shares of CNX Gas’ common stock, or 83.3% of the issued and outstanding shares. CNX Gas is exempt from the NYSE requirement to have, and does not have, a standing nominating committee. As a result of its ownership of CNX Gas common stock, CONSOL has the power to elect all of the members of the CNX Gas board of directors. Due to this ability, CONSOL-elected directors have the ability to control the related nominations for election, except to the extent nominations for election are presented by any of CNX Gas’ other stockholders.

CONSOL has pledged its shares of CNX Gas common stock (including any shares it could acquire in the future under the options granted to it in the Master Separation Agreement described in—Certain Relationships Between CONSOL and CNX Gas) to a collateral trustee for the ratable benefit of the lenders that participate in CONSOL’s $1 billion revolving credit agreement, and the holders and trustee with respect to CONSOL’s 7.875%

notes due March 1, 2012 in the principal amount of approximately $250,000,000. If CONSOL were to become in default on any of its obligations under these debts, the trustee may exercise various remedies with respect to the pledged stock, including (i) transferring into its own name, or in the name of its nominee, all or any part of the shares, (ii) taking control of, and managing all or any of, the shares, (iii) applying any monies, including cash dividends and income from the shares to the payment of debt, and (iv) after 10 days’ advance notice to CONSOL, selling, assigning, giving an option or options to purchase or otherwise disposing of the shares or any part thereof at public or private sale. Consequently, a default by CONSOL under its credit facility or long-term notes could result in a change of control of CNX Gas.

On March 21, 2010, CONSOL entered into the tender agreement with T. Rowe. Pursuant to the terms of the tender agreement, CONSOL agreed to commence a tender offer for the shares of CNX Gas common stock not owned by CONSOL no later than May 5, 2010, and with consideration of no less than $38.25 in cash per share. CONSOL’s obligation under the tender agreement to consummate the transactions contemplated by the tender agreement was subject to the fulfillment of certain conditions, including approval of the offer by the CONSOL board of directors, the completion of certain issuances of debt and equity securities of CONSOL, amendments to CONSOL’s and CNX Gas’ credit facilities, and the consummation of the transactions between CONSOL and Dominion. The conditions to CONSOL’s obligations under the tender agreement are separate and apart from the conditions to the offer, which are described in The Tender Offer—Conditions to the Offer.

The tender agreement obligates T. Rowe to tender the shares of CNX Gas common stock which it beneficially holds on behalf of its clients into the offer no later than the 10th business day following the commencement of the offer, and not to withdraw such shares. As of the date of the tender agreement, based on information provided by T. Rowe, T. Rowe owned approximately 9,474,116 shares of CNX Gas common stock, all of which were held on behalf of T. Rowe’s advisory clients. Approximately 2,642,000 of such shares are “discretionary account shares” with respect to which the unaffiliated third party which is the beneficial owner of such shares has the right to direct that its shares not be tendered into the offer. T. Rowe’s obligations to tender into the offer will also apply to any shares of CNX Gas common stock acquired by T. Rowe prior to the expiration of the offer.

T. Rowe has agreed, pursuant to the tender agreement, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into agreements with respect to any of the foregoing or which would limit the voting rights of, any of the shares which it owns, other than the discretionary account shares.

7. Certain Effects of the Offer and the Merger

The purchase of CNX Gas shares pursuant to the offer will reduce the number of CNX Gas shares that might otherwise trade publicly and may reduce the number of holders of CNX Gas shares, which could adversely affect the liquidity and market value of the remaining CNX Gas shares held by the public.

If the offer is completed, CONSOL will be entitled to, and will, as soon as reasonably practicable, complete the merger pursuant to the “short form” merger provisions of the DGCL. The merger is expected to occur as soon as practicable after completion of the offer. After the merger, CNX Gas will be a wholly owned subsidiary of CONSOL. Pursuant to the “short form” merger provisions of the DGCL, the merger will be consummated without a vote of CNX Gas’ stockholders or board of directors. Non-tendering stockholders will have the right to demand a judicially determined “fair value” for their shares of CNX Gas common stock by properly exercising appraisal rights under the DGCL. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules.

As a result of the offer, CONSOL’s interest in CNX Gas’ net book value and net income or loss will increase to the extent of the number of shares of CNX Gas common stock that it acquires. For example, according to the Annual Report on Form 10-K filed by CNX Gas with the SEC for the year ended December 31, 2009, CNX Gas’ net book value as of December 31, 2009 was approximately $1.5 billion, and for the year then ended it had net income of approximately $164.5 million. Assuming CONSOL owned 83.3% of the shares of

CNX Gas common stock throughout 2009, CONSOL’s interest in CNX Gas’ net book value and net income would have been approximately $1.25 billion and $137.0 million, respectively. Following consummation of the merger, CONSOL’s interest in those items will increase to 100%, and CONSOL will be entitled to all other benefits resulting from CONSOL’s 100% ownership of CNX Gas, including all income generated by CNX Gas’ operations and any future increase in CNX Gas’ value. Similarly, CONSOL will bear all of the risk of losses generated by CNX Gas’ operations and any decrease in the value of CNX Gas after the offer and the merger. Upon consummation of the merger, CNX Gas will become a privately-held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of CNX Gas after the offer and the merger, and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by CNX Gas’ operations or decline in the value of CNX Gas after the offer and the merger.

CNX Gas common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is quoted on the NYSE under the symbol “CXG.” Upon consummation of the merger, CNX Gas will become a privately-held corporation, there will be no public market for CNX Gas common stock, CNX Gas common stock will cease to be quoted on the NYSE and price quotations with respect to the CNX Gas common stock will no longer be available. In addition, after the merger (or, depending on the results of the offer, after the offer), registration of CNX Gas under the Exchange Act will be terminated, and CNX Gas will no longer be required to file periodic reports with the SEC. The termination of registration of CNX Gas common stock under the Exchange Act would substantially reduce the information required to be furnished by CNX Gas to holders of CNX Gas common stock and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to CNX Gas. In addition, “affiliates” of CNX Gas and persons holding “restricted securities” of CNX Gas may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended.

8. Purposes, Reasons and Plans for CNX Gas After the Merger

CONSOL expects that, if the offer and the merger are consummated, CONSOL will contribute the business it expects to acquire from Dominion Resources to CNX Gas in order to facilitate the development and operation of the combined businesses. Other than as disclosed herein, CONSOL does not have any current intentions, plans or proposals to cause CNX Gas to engage in any of the following, other than in connection with CNX Gas’ current strategic planning:

•

an extraordinary corporate transaction following consummation of the offer and the merger involving CNX Gas’ corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in CNX Gas’ business.

Nevertheless, following consummation of the offer and the merger, CONSOL and the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the offer and the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. CONSOL and the surviving corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

In the event that the tender offer or merger are not consummated for any reason, CONSOL will evaluate its other alternatives. Such alternatives could include commencing a tender offer for the shares of CNX Gas common stock it does not already own on the same or different terms, including with a different offer price, different consideration or different conditions, proposing a merger on terms other than those described above, purchasing or selling additional CNX Gas shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional CNX Gas shares. If the offer and the merger are not consummated, CONSOL does not expect to contribute the business it expects to acquire from Dominion Resources to CNX Gas.

9. Effects on CNX Gas if the Offer Is Not Consummated

If the offer is not consummated for any reason, stockholders will not receive any payment for their shares in connection with the offer. Instead, CNX Gas will remain a public company and CNX Gas’ common stock will continue to be listed on the New York Stock Exchange. In addition, if the offer is not consummated, we expect that management will operate the business in a manner similar to that in which it is being operated today and that CNX Gas stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that CNX Gas’ operations can be materially affected by competition in its target markets and by overall market conditions, among other factors. Accordingly, if the offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your CNX Gas shares. From time to time, the CNX Gas board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of CNX Gas and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to CNX Gas will be offered, or that the business, prospects or results of operations of CNX Gas will not be adversely impacted.

10. Interests of Certain Persons in the Offer and the Merger

In considering the fairness of the consideration to be received in the offer and the merger, stockholders should be aware that CONSOL and certain officers and directors of CNX Gas have interests in the offer and the merger which may present them with certain actual or potential conflicts of interest.

Financial Interests. CONSOL’s interests and the interests of CONSOL’s corporate affiliates in respect of the offer and the merger are different from yours because CONSOL has an interest in acquiring the shares of CNX Gas common stock as inexpensively as possible and you have an interest in selling your shares for the highest possible price. The interests of CONSOL’s directors, officers and other affiliates in the offer and the merger may be the same as or different from your interests. For example, while in general the interests of CONSOL’s and CONSOL’s affiliates’ respective directors and officers in respect of the offer will be aligned with CONSOL’s interests, some of CONSOL’s or CONSOL’s affiliates’ directors and officers own shares of CNX Gas common stock, which they are entitled to tender in the offer for the same price per share that is available to you.

Interlocking Directors and Officers. The board of directors of CNX Gas consists of four directors, three of whom are also directors of CONSOL. In addition, each of the senior executive officers of CNX Gas serves as a senior executive officer at CONSOL, as reflected in the table below:

Executive	CNX Gas Role	CONSOL Role
J. Brett Harvey	Chairman and Chief Executive Officer	President and Chief Executive Officer

Nicholas DeIuliis	President and Chief Operating Officer	Executive Vice President and Chief Operating Officer

Robert Pusateri	Executive Vice President, Energy Sales and Transportation Services	Executive Vice President, Energy Sales and Transportation Services

William J. Lyons	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer

P. Jerome Richey	Executive Vice President—Corporate Affairs and Chief Legal Officer	Executive Vice President—Corporate Affairs and Chief Legal Officer

Robert P. King	Executive Vice President, Business Advancement and Support Services	Executive Vice President, Business Advancement and Support Services

The positions reflected in the table above present individuals holding the positions with actual or potential conflicts of interest in determining the fairness of the offer to CNX Gas’ stockholders unaffiliated with CONSOL.

Vested Stock Options. Certain officers and directors of CNX Gas (who may also be officers and/or directors of CONSOL) hold vested options to purchase shares of CNX Gas common stock, which may be exercised in accordance with their terms and the shares acquired thereby may be tendered in the offer. Further, under the terms of the Amended and Restated CNX Gas Equity Incentive Plan, following the offer, at the effective time of the merger, each vested option to purchase shares of CNX Gas common stock that is outstanding immediately prior to the effective time of the merger will be cancelled in consideration of a cash payment equal to the product obtained by multiplying (1) the excess, if any, of the consideration offered to CNX Gas stockholders in the offer ($38.25 per share) over the per share exercise price of such option, by (2) the number of shares subject to such option, less applicable withholdings.

Unvested Stock Options. No officers or directors of CNX Gas hold unvested options to purchase CNX Gas common stock; however, other CNX Gas employees do hold unvested options to purchase CNX Gas common stock. Following the offer, under the terms of the Amended and Restated CNX Gas Equity Incentive Plan, at the effective time of the merger, each unvested option to purchase shares of CNX Gas common stock that is outstanding immediately prior to the effective time of the merger will be converted into an option to purchase shares of CONSOL common stock having the same terms as the option to purchase shares of CNX Gas common stock, with adjustments to the number of shares subject to, and the exercise price of, the option, designed to preserve the intrinsic value of the option immediately prior to and immediately following the adjustments.

Restricted Stock Units. Certain directors of CNX Gas hold CNX Gas restricted stock units. Following the offer, under the terms of the Amended and Restated CNX Gas Equity Incentive Plan, at the effective time of the merger, CNX Gas restricted stock units that are outstanding immediately prior to the effective time of the merger will be converted into CONSOL restricted stock units having the same terms as the CNX Gas restricted stock units, with adjustments to the number of shares subject to the restricted stock units designed to preserve the value of the restricted stock units immediately prior to and immediately following the adjustments.

Severance Pay Plan for Salaried Employees. Eligible employees of CNX Gas are entitled to benefits under the CONSOL Energy Inc. Severance Pay Plan upon completion of one year of continuous service with CNX Gas.

Pursuant to the plan, upon termination, each executive officer of CNX Gas is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the plan’s reemployment provisions. Benefits under the plan do not apply where the officer is terminated for cause or resigns, or where such officer’s employment ends in connection with the sale of a CNX Gas business and the officer is offered employment by the purchaser (or its affiliate). Officers will not be entitled to severance under this plan unless and until such officer executes, and does not revoke, a release, deemed satisfactory by CNX Gas, waiving any and all claims against CNX Gas, its affiliates and subsidiaries and all related parties.

Indemnification. Each of the directors and executive officers of CNX Gas is party to an indemnification agreement that provides that (1) CNX Gas will indemnify such individual to the fullest extent permitted by applicable law, including advancement of expenses, for liabilities and expenses that he incurs in his capacity as a director or officer of CNX Gas, and (2) CNX Gas will cover such individual under any directors and officers liability insurance that CNX Gas maintains. The rights under the indemnification agreements are non-exclusive and are in addition to the indemnification rights of the CNX Gas directors and executive officers under any provision of the Restated Certificate of Incorporation or Bylaws of CNX Gas or under applicable law.

Compensation of the Special Committee of the CNX Gas Board. The CNX Gas director constituting the special committee is entitled to the following compensation for serving on the special committee in connection with the offer: $150,000 in cash, which amount has already been paid.

Other. CNX Gas may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that CNX Gas must file with the SEC. We encourage you to read a copy of CNX Gas’ Schedule 14D-9 before making a decision with respect to the offer.

11. Certain Relationships Between CONSOL and CNX Gas

To the extent the discussion below summarizes any agreement that has been filed by CONSOL or CNX Gas with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review “Interests of Certain Persons in the Offer and the Merger” beginning on page 30 for a description of arrangements between CONSOL and CNX Gas and between CNX Gas and directors and executive officers of CNX Gas.

As of the date of this Offer to Purchase, CONSOL owned approximately 83.3% of the outstanding shares of CNX Gas’ common stock. As a result, CONSOL is able to elect the entire CNX Gas board of directors and control the vote on all matters submitted to a vote of CNX Gas’ stockholders. CNX Gas has a number of agreements with CONSOL. References in this section to CONSOL include its subsidiaries, other than CNX Gas, and references to CNX Gas include CNX Gas’ subsidiaries. These agreements are not the result of arm’s-length negotiations and do provide various preferential rights to CONSOL as a result. Many of the other transactions described below are the legacy of CONSOL’s operation of CNX Gas’ businesses as a division of CONSOL prior to the 2005 separation of the gas operations of CONSOL into the separate CNX Gas entity.

The Master Separation Agreement

CONSOL and CNX Gas entered into a master separation agreement at the time of CNX Gas’ separation from CONSOL in 2005. The master separation agreement contains the key provisions related to CNX Gas’ separation from CONSOL. The other agreements referred to in the master separation agreement govern various interim and ongoing relationships between CONSOL and CNX Gas. These agreements include:

•	the master cooperation and safety agreement;

•	the tax sharing agreement; and

•	the services agreement.

Contribution of Assets; Assumption of Liabilities. On August 1, 2005, CONSOL and some of its affiliates transferred to CNX Gas the assets that were used exclusively in CONSOL’s gas operations and other assets specifically listed in the agreement, subject to some specified exclusions. These assets included in particular coalbed methane and conventional oil and gas rights located in Virginia, Pennsylvania, northern West Virginia and Tennessee. All assets were transferred to CNX Gas on an “as-is-where-is” basis. In the event that both CNX Gas and CONSOL have rights under specified contracts, the party that signed the contract will make available the rights and benefits of that contract to the other party, but only to the extent that the contract applies to the other party, and the other party will assume and discharge the liabilities related to those rights and benefits. CNX Gas assumed all of the liabilities related to those assets and the gas operations, even if those liabilities were as a result of activities occurring prior to the effective date of the separation of the businesses and regardless of whether such liabilities were the result of negligence or misconduct on the part of CONSOL, subject to the following allocation of unknown liabilities, if any, asserted in writing by one or more third parties prior to the fifth anniversary following August 8, 2005: CNX Gas will be responsible for the first $10,000,000 of aggregate unknown liabilities; CONSOL will be responsible for the next $40,000,000 of aggregate unknown liabilities; and CNX Gas will be responsible for any additional unknown liabilities over $50,000,000. CNX Gas will also be responsible for any unknown liabilities which were not asserted in writing during this five-year period. Specified excluded liabilities which may have been related to gas operations were not assumed by CNX Gas and CNX Gas is being indemnified by CONSOL with respect to these. Some of the excluded liabilities may have been incurred by CNX Gas subsidiaries, which would have to satisfy those liabilities if CONSOL failed to satisfy them.

In addition to the transfers made to CNX Gas in the separation, CONSOL leased to CNX Gas under a master lease substantially all other coalbed methane and conventional oil and gas rights that CONSOL and its majority-owned subsidiaries hold in the United States. These leased assets are principally located outside of Virginia, Pennsylvania, northern West Virginia and Tennessee. The master lease provided for a one-time payment of $50,000 at its inception. The master lease has a 99-year term and by its terms no royalty is payable.

Covenants. CNX Gas has agreed that, for so long as CONSOL beneficially owns at least 50% of CNX Gas’ outstanding voting stock, CNX Gas will not take any action which would limit the ability of CONSOL or its transferee to transfer its shares of CNX Gas common stock, and will not take any actions that could reasonably result in CONSOL being in breach of, or in default under, any contract or agreement, including any action that would cause a default under CONSOL’s debt instruments. Additionally, CNX Gas will not issue any additional capital stock without CONSOL’s consent if after such issuance CONSOL would own less than 80% of CNX Gas’ outstanding voting stock.

Option Rights. CNX Gas has granted CONSOL the right to purchase shares of CNX Gas capital stock in two instances. First, CONSOL has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes. Second, CONSOL has the right to purchase the required number of shares of CNX Gas capital stock so that it may effect a distribution of all of its CNX Gas shares to its stockholders as a tax-free spin-off. The exercise price for any CNX Gas shares purchased by CONSOL is the then market price (defined as the average of the last sales price on each of the immediately preceding five trading days) on the securities exchange or quotation system on which CNX Gas stock is listed.

CNX Gas has agreed not to buy or sell any assets, dispose of any assets, or acquire any equity or debt securities of a third party in each case in excess of $30,000,000 without CONSOL’s prior consent, which CONSOL may withhold in its sole and absolute discretion.

Financial and Other Information. CNX Gas has agreed that, for so long as CONSOL is required to consolidate CNX Gas’ results of operations and financial position with CONSOL’s own, or account for its investment in CNX Gas on the equity method of accounting, CNX Gas will (i) maintain disclosure controls and procedures and internal controls over financial reporting to the same extent as a public company would be required and file or furnish to the SEC the necessary certificates, reports and other information (to the extent that

CNX Gas is required to make such filings by the SEC); (ii) maintain a fiscal year that ends on the same date as CONSOL’s fiscal year; (iii) provide to CONSOL (prior to filing) drafts of the quarterly and annual periodic reports CNX Gas files with the SEC and all other reports, notices and proxy information CNX Gas is required to file with the SEC, and file its quarterly and annual reports no later than the date on which CONSOL files its quarterly and annual reports; and (iv) provide to CONSOL annual budgets, projections, press releases and other information requested by CONSOL.

CNX Gas and CONSOL have agreed to provide each other access to information as follows: (i) subject to applicable confidentiality obligations and other restrictions, CNX Gas and CONSOL have agreed to give each other any information within each other’s possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the master separation agreement or any ancillary agreement; (ii) CNX Gas and CONSOL will use reasonable efforts to make available to each other’s past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved; (iii) the company providing information, consultant or witness services under the master separation agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance; and (iv) CNX Gas and CONSOL will each agree to hold in strict confidence all information concerning or belonging to the other for a period of up to three years following termination of the master separation agreement.

Auditors and Audits; Annual Statements and Accounting. CNX Gas has agreed that, for so long as CONSOL is required to consolidate CNX Gas’ results of operations and financial position with CONSOL’s own, CNX Gas will: (i) use commercially reasonable efforts to enable its independent auditors to complete their audit of CNX Gas’ financial statements in a timely manner so as to permit timely filing of CONSOL’s financial statements; (ii) provide to CONSOL and its independent auditors all information required for CONSOL to meet its schedule for the filing and distribution of its financial statements and to make available to CONSOL and its independent auditors all documents necessary for the annual audit of CNX Gas as well as access to the responsible CNX Gas personnel so that CONSOL and its independent auditors may conduct their audits relating to CNX Gas’ financial statements; and (iii) adhere to certain specified CONSOL accounting policies and notify and consult with CONSOL regarding any changes to CNX Gas’ accounting principles and estimates used in the preparation of CNX Gas’ financial statements subject to applicable law and approval of CNX Gas’ audit committee.

Indemnification. Under the master separation agreement, CNX Gas and CONSOL have agreed to indemnify and release each other, as specified herein. CNX Gas has indemnified and held harmless CONSOL and its affiliates and their respective officers, directors, employees, agents, successors and assigns against any losses, liabilities, damages, claims and expenses arising out of or relating to the assumed liabilities and CNX Gas assets, businesses and operations and other assets, business operated in or managed by CNX Gas. CONSOL similarly indemnifies CNX Gas and its affiliates and its and their respective officers, directors, employees, agents, successors and assigns for the excluded liabilities and for CONSOL’s future assets, businesses and operations. CNX Gas indemnifies CONSOL and its affiliates against all liabilities arising out of federal and state securities laws, including liabilities related to material untrue statements and omissions in any registration statement CNX Gas files with the SEC and any prospectus CNX Gas uses in a public offering. However, CNX Gas’ indemnification of CONSOL does not apply to information relating to CONSOL supplied by CONSOL, excluding information relating to us. Furthermore, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CNX Gas pursuant to the foregoing provisions, CNX Gas has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification. In addition, the services agreement, the registration rights agreement and the tax matters agreement referred to below provide for indemnification between CNX Gas and CONSOL Energy relating to the substance of such agreements.

Termination and Assignment. The master separation agreement may be terminated by the mutual consent of CONSOL and CNX Gas. Various covenants in the master separation agreement terminate if CNX Gas is no longer a subsidiary of CONSOL. The master separation agreement may not be assigned by CNX Gas without CONSOL’s prior written consent, which consent may be withheld in CONSOL’s sole discretion. However, CONSOL may assign the master separation agreement in connection with a merger in which it is not the surviving entity or in the event it transfers all or substantially all of its assets.

Expenses. CONSOL was responsible for paying costs (including all associated third-party costs) incurred in connection with the transactions contemplated by the master separation agreement that occurred on or prior to August 8, 2005. CNX Gas is responsible for any of its costs incurred related to the master separation agreement following such date.

Master Cooperation and Safety Agreement

The master cooperation and safety agreement contains provisions related to the safe and economical operation of CNX Gas’ gas business and CONSOL’s coal business where the parties have joint interests. To the extent there is any conflict between CNX Gas’ gas interests and CONSOL’s coal interest in a joint location, CONSOL’s coal operations generally prevail. CNX Gas has agreed to sign and deliver any waiver or consent necessary to allow coal mining operations of CONSOL in the vicinity of any property or gas rights owned by CNX Gas and CONSOL has agreed that CNX Gas has the right to capture gas from any well associated with CONSOL’s property, subject to CONSOL’s right to preclude CNX Gas from capturing gas with respect to any active mining area in order to promote safety for and productivity of its coal operations. CNX Gas will receive all proceeds from the capture of gas in all wells. In order to coordinate CNX Gas’ operational relationship with CONSOL, the parties coordinate CNX Gas’ annual drilling plan with CONSOL’s ten-year mine plan.

Wells and Capturing Gas. CNX Gas has the ability to locate and drill wells and capture gas for marketing, at its sole discretion, in all non-coal areas. With respect to an active mining area or within CONSOL’s then ten year mining plan (i.e., a coal area), CONSOL has the right to drill wells but not to capture and market gas. CONSOL has this right because it must de-gas coal mines prior to coal production for safety reasons. CONSOL also pays for all of the costs of drilling these wells. If CNX Gas determines it is economical to capture gas from a CONSOL coal area well, CNX Gas has the right to capture and market this gas. In addition to the CONSOL coal area wells, CNX Gas also has the right (with CONSOL’s consent which it cannot unreasonably withhold) to locate and drill additional wells and capture gas for marketing in the coal area. Subject to the general principles governing the master cooperation and safety agreement stated above, CNX Gas has the sole right to capture gas in any active mining area, in any area in the ten-year mine plan and in any other non-coal area from wells developed by CONSOL or CNX Gas. To the extent that CONSOL mines through any non-coal area well, it is obligated to reimburse CNX Gas for the loss of that well, including any assets CNX Gas lost because of the mine through. CNX Gas is generally responsible for plugging the wells in non-coal areas and CONSOL is generally responsible for plugging the wells in coal areas.

Control Systems. CNX Gas will own, operate and maintain all of its master control systems. However, CONSOL has access to the system in coal areas for monitoring purposes. CONSOL can also request that CNX Gas relocate, at CONSOL’s expense, any part of its system to the extent it interferes with CONSOL’s coal operations. CONSOL is also permitted to subside any part of a system located in an active mine area, provided that they reimburse CNX Gas for its out-of-pocket costs related to the subsidence.

Regulatory Matters and Litigation. CNX Gas is responsible for obtaining all necessary permits, title reports, licenses and bonds related to wells in all non-coal areas and the capture of gas in all non-coal and coal areas. CONSOL is responsible for the same matters with respect to all coal area wells, except for wells drilled or recompleted at CNX Gas’ election. In general CNX Gas is responsible for all regulatory matters involving the gas assets and will cooperate with CONSOL in the resolution of all regulatory matters and litigation matters where the rights or obligations of both parties may be implicated.

Compliance and Safety Standards. CONSOL’s employees and contractors and CNX Gas’ employees and contractors are required, while on the other’s property, to comply with the more stringent of its own or the other party’s safety policies.

Additional Rights of CONSOL. CONSOL maintains all mining rights to use the surface within any coal area for activities associated with coal mining, including venting coal gas and drilling vertical vent holes for degasification. CONSOL also has the right to use any coal gas produced from coal area wells as long their use is consistent with past practices and they pay CNX Gas the applicable market price for the use of the gas.

Corporate Opportunities and Rights of First Refusal. CNX Gas and CONSOL have agreed upon an allocation of corporate opportunities that, as long as CONSOL beneficially owns 10% or more of CNX Gas’ voting stock, CNX Gas has a right of first refusal to participate in any transaction involving future gas rights that CONSOL proposes to enter into and CONSOL has a right of first refusal on any coal rights that CNX Gas may propose to acquire.

Indemnity. CNX Gas is obligated to indemnify CONSOL from any claims, damages, losses and other liabilities arising from personal injury or property damage resulting solely from CNX Gas’ negligence in conducting our business in any coal and non-coal area. CONSOL is obligated to indemnify CNX Gas from any claims, damages, losses and other liabilities arising from personal injury or property damage resulting solely from its negligence in conducting its business in any coal and non-coal area. CONSOL’s indemnification obligations will not apply in the event any of those damages or losses were the result of subsidence or other effects of their full extraction mining.

Greenhouse Gas Emissions. CONSOL and CNX Gas entered into an amendment to the master cooperation and safety agreement on May 30, 2008 in order to provide greater certainty with respect to allowances and credits related to greenhouse gas emissions. Under the amendment, CNX Gas and CONSOL each own 100% of their own baseline emission allowances under a mandatory cap and trade program designed to restrict greenhouse gas emissions. Additional allowances in excess of each parties’ baseline allowances will be owned by the parties on the basis of the equities giving rise to the additional allowances. Further, CNX Gas and CONSOL each own 50% of any greenhouse gas emission reduction credits to which either of them is entitled in respect of the gas rights transferred to CNX Gas in 2005, subject to adjustment to reflect the equities of the circumstances giving rise to such credits.

Registration Rights Agreement

CNX Gas and CONSOL entered into a registration rights agreement with respect to the shares of CNX Gas common stock held by CONSOL. Under the registration rights agreement, CONSOL has the right to require CNX Gas to register for offer and sale all or a portion of the common stock held by CONSOL.

Tax Sharing Agreement

CONSOL and CNX Gas entered into a tax sharing agreement. The tax sharing agreement governs the respective rights, responsibilities and obligations of CONSOL and CNX Gas with respect to specified tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes and related tax returns.

In general, under the tax sharing agreement, CONSOL is responsible for the remittance of U.S. federal income taxes of the affiliated group of corporations, including CNX Gas, of which it is the common parent, and is responsible for the remittance of state income taxes to states in which CONSOL is required to file, or elects to file a consolidated or combined state income tax return. Additionally, CNX Gas is obligated to pay to CONSOL each year an amount equal to the amount of U.S. federal income tax and state income tax that CNX Gas would have incurred had CNX Gas filed a separate U.S. federal income tax return and separate state income tax returns in these states in which CNX Gas is included in a consolidated or combined state tax return filed by CONSOL. For the twelve months ended December 31, 2008 and December 31, 2009, CNX Gas paid CONSOL, net of refunds received, $61,397,000 and $5,577,000, respectively, for taxes attributable to CNX Gas’ obligation under the tax sharing agreement.

CONSOL Energy is responsible for, and has exclusive control over, preparing and filing any tax return with respect to the CONSOL Energy affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for state tax purposes that includes CONSOL Energy or any of its subsidiaries, including making any tax elections, provided, however, that any tax election that affects only us shall be made, after CONSOL Energy consults with us, in a manner that is reasonable and fair to us. Under the tax sharing agreement, we will be responsible for preparing and filing any tax returns that include only us and our subsidiaries.

CONSOL generally has exclusive authority to control tax examinations and proceedings related to any tax returns of the CONSOL affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for state tax purposes that includes CONSOL or any of its subsidiaries, except for matters or issues that relate solely to CNX Gas. CNX Gas generally has exclusive authority to control tax examinations and proceedings with respect to tax returns that include only CNX Gas and its subsidiaries and portions of other tax examinations and proceedings which relate solely to CNX Gas’ tax liability.

Under the tax sharing agreement CNX Gas has agreed to take certain action and refrain from certain actions in order to preserve CONSOL’s ability to distribute CNX Gas’ stock to CONSOL’s shareholders in a tax-free spin-off.

The tax sharing agreement also assigns responsibilities for other administrative matters and provides for cooperation and information sharing with respect to tax matters.

Services Agreement

The services agreement governs the provision by CONSOL to CNX Gas of support services, such as debt service administration, accounting and tax, investor relations, payroll and human resources administration, legal, information technology, internal audit, real estate management, management of cash held in our accounts and other general administrative functions. CNX Gas has also agreed to reimburse CONSOL for any out-of-pocket payments, costs and expenses associated with these services as well as to pay an allocated share of CONSOL’s direct and indirect administrative and overhead costs. The agreement continues until terminated by the mutual agreement of the parties.

CNX Gas was charged $3,213,000 for the twelve months ended December 31, 2008 and $25,352,000 for the twelve months ended December 31, 2009, for various services, including accounting and administrative services, provided by CONSOL. These fees were determined based upon various methods, including a proportionate share of mancount, a proportionate share of capital expenditures, a proportionate share of revenue earned, or a combination of these methods.

Other Transactions

CNX Gas sells gas to some of CONSOL’s mines for use in gas-fired coal dryers. Sales are made on a basis reflecting the monthly average price received by CNX Gas from third party sales, depending on location. CNX Gas also sells gas to Buchanan Generation, LLC, in which CNX Gas has a 50% interest, on both a market and a discounted basis, depending upon the circumstances. In 2008, CNX Gas’ sales to CONSOL and Buchanan Generation, LLC were $7,337,000 and $2,195,000, respectively. In 2009, CNX Gas’ sales to CONSOL and Buchanan Generation, LLC were $1,671,000 and $1,508,000, respectively. CNX Gas also purchases various supplies from CONSOL’s wholly owned subsidiary Fairmont Supply, which also operates CNX Gas’ warehouse facilities; the cost of these items and services reflect current market prices. During 2008 and 2009, CNX Gas’ purchases of supplies from Fairmont Supply equaled approximately $2,434,000 and $4,623,000, respectively. Management of CNX Gas believes that these sales and purchases are on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances and that future sales of gas to CONSOL and Buchanan Generation, LLC, and purchases of supplies from Fairmont Supply and warehouse services provided will continue to be made on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances.

CNX Gas agreed in the master separation agreement not to take any action that would cause a default under CONSOL’s debt instruments. The indenture for CONSOL’s 7.875% Notes due March 1, 2012 in the principal amount of approximately $250,000,000 requires that all subsidiaries of CONSOL that incur third-party debt must also guarantee these notes. Thus, as a result of CNX Gas’ entering into a unsecured $200,000,000 credit agreement with third-party commercial lenders in October 2005, CNX Gas guaranteed CONSOL’s 7.875% Notes.

Under CNX Gas’ master cooperation and safety agreement with CONSOL, CONSOL incurs drilling costs related to gob gas production due to the necessity to de-gas coal mines in connection with production for safety reasons. CNX Gas estimates that the cost to CONSOL of drilling these wells was $14,073,000 and $13,662,000 in 2008 and 2009, respectively. CNX Gas captures and markets the gas from these wells and, therefore, benefits from this drilling activity, although it is not burdened with the cost to drill these gob wells. CNX Gas is responsible for the costs incurred to gather and deliver the gob gas to market. Unless CNX Gas chooses to drill, all gob well drilling costs are borne by CONSOL and only the collection and processing costs are reflected in CNX Gas’ financial statements.

CNX Gas employees may elect to participate in a defined contribution investment plan administered by CONSOL. Amounts charged to expense by CNX Gas for matching and other contributions in the investment plan were $1,757,000 and $1,364,000 for the twelve months ended December 31, 2008, and December 31, 2009, respectively. CONSOL charges CNX Gas the actual matching amounts contributed by CONSOL on behalf of CNX Gas’ employees.

Eligible employees may also participate in a long-term disability plan administered by CONSOL. Benefits for this plan are based on a percentage of monthly earnings, offset by all other income benefits available to the disabled. CNX Gas’ allocation of the long-term disability plan expense under this plan was $577,000 and $329,000 for the twelve months ended December 31, 2008 and December 31, 2009, respectively. Allocation of the expense for this plan is based on the percentage of CNX Gas’ active salary employees compared to the total active salary employees covered by the plan.

CNX Gas incurred a charge for $11,753,000 for the year ended December 31, 2009, related to short-term incentive compensation allocated from CONSOL. Effective April 1, 2009, the CONSOL short-term incentive compensation expenses are now allocated to CNX Gas due to the management reorganization. The management reorganization resulted in a significant amount of CNX Gas personnel being transferred to CONSOL. Costs of the CONSOL short-term incentive compensation plan are now allocated to CNX Gas based on the overall general and administrative allocation.

CNX Gas incurred a charge for $6,036,000 for the year ended December 31, 2009, related to stock-based compensation allocated from CONSOL. Effective April 1, 2009, the CONSOL stock-based compensation expenses are now allocated to CNX Gas due to the management reorganization. The management reorganization resulted in a significant amount of CNX Gas personnel being transferred to CONSOL. Costs of the CONSOL stock-based compensation plan are now allocated to CNX Gas based on the overall general and administrative allocation.

CNX Gas, as buyer, is a party to an Agreement of Sale dated June 8, 2007 (the “Agreement of Sale”) with CONSOL’s wholly owned subsidiary, Consolidation Coal Company (“Consolidation Coal”), as seller. Pursuant to the Agreement of Sale, Consolidation Coal agreed to sell to CNX Gas certain Pittsburgh seam coal reserves and resources totaling approximately 4,678 net acres, located in Greene County, Pennsylvania, and Monongalia County, West Virginia, adjacent to the Federal No. 2 Mine owned by Eastern Associated Coal Corp. (an affiliate of Peabody Energy) (such reserves and resources, the “Pittsburgh Coal”). Consolidation Coal also agreed to sell to CNX Gas certain coal reserves and resources totaling approximately 4,528 net acres, located in Muhlenberg, McLean and Ohio Counties, Kentucky (such reserves and resources, collectively, the “Kentucky Coal”). Included in the sale were Consolidation Coal’s coal mining rights relating to the transferred coals as well as certain books and records relating to the coals. Consolidation Coal also agreed to release and waive any claims it had to emission reduction credits relating to the production of methane from the coals transferred to CNX Gas. Consolidation Coal also agreed for a period of five years following the closing to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to approximately 150 acres of surface land owned by Consolidation Coal overlying the portion of the Pittsburgh Coal located to the north of the Federal No. 2 Mine (totaling approximately 4,790 net acres, the “Northern Block”). Consolidation Coal retained the right, however, to sell, lease or convey any of this surface property free of the surface use agreement obligation. As consideration for Consolidation Coal’s agreements, CNX Gas agreed to pay Consolidation Coal $45,000,000 in cash, plus a deferred payment on the Northern Block and a contingent payment on the Kentucky Coal other than the seam known as the No. 9 Seam (collectively, the “Non-No. 9 Coal”). There is a contingent deferred payment obligation with respect to the Northern Block equal to $1.00 per net ton plus 8% of the gross sales price per ton, which is payable as the coal is mined and sold. There is also an absolute deferred payment obligation with respect to the Northern Block—that is, regardless of how much coal is mined, CNX Gas is required to pay Consolidation Coal $36,000,000 on the 35th anniversary of the closing. This deferred payment obligation will be reduced by any amount paid by CNX Gas to Consolidation Coal on the per-ton-of-coal-mined contingent payment obligation prior to that date. To the extent coal continues to be mined and sold after the 35th anniversary, CNX Gas would continue to pay Consolidation Coal on a per-ton basis thereafter so long as coal is mined and sold from the Northern Block. The contingent payment obligation on the Non-No. 9 Coal is equal to 6.5% of the gross sales price for each ton of Non-No. 9 Coal sold.

On February 8, 2008, CONSOL of Kentucky sold all assets in connection with its Mill Creek Mining Complex located in Letcher, Knott and Pike Counties, Kentucky for the amount of approximately $15 million plus certain assumed liabilities by the buyers, Deane Mining LLC and Reserve Holdings LLC. As part of the transaction, CNX Gas Company LLC, a direct, wholly owned subsidiary of CNX Gas, consented to the assignment of the coal properties to Reserve Holdings LLC and in connection with the consent, amended certain provisions of the Master Cooperation and Safety Agreement dated as of August 1, 2005 as they relate to the property conveyed by CONSOL.

CNX Gas entered into two separate transactions with CONSOL in 2009 to acquire acreage with Marcellus Shale potential. These transactions totaled $14,320,000 and were principally allocated to proved and unproved properties.

In 2010, CONSOL and CNX Gas entered into a services agreement pursuant to which CNX Gas and/or its employees will provide, or will cause to be provided, certain services (including but not limited to operations, land, marketing, accounting and administrative services) to CONSOL in connection with CONSOL’s acquisition of Dominion Resources’ Appalachian exploration and development business. CONSOL has agreed to pay CNX Gas a monthly fee intended to equal CNX Gas’ total workforce time utilized in the provision of such services, plus a mutually agreed upon profit.

CONSOL has also provided certain parental guarantees related to activity associated with CNX Gas. At March 31, 2010, these financial guarantees are as follows:

•

CONSOL guarantees up to $10 million of any unpaid obligation of CNX Gas with respect to the agreement dated May 26, 2004 between CNX Gas and Equitable Energy, LLC, relating to purchases and/or trades of natural gas and/or natural gas products, electric energy or capacity, financial derivatives or related contracts. CONSOL has the right to terminate the guaranty by providing Equitable Energy, LLC 30 days’ written notice.

•

CNX Gas has an agreement dated December 31, 2004 with Baltimore Gas and Electric Company that guarantees the prompt and complete payment of all obligations and amounts owed to Baltimore Gas and Electric Company related to the purchase and/or sale of natural gas. CONSOL has guaranteed any unpaid obligations of CNX Gas related to this agreement, up to $3 million. The guarantee will continue in force until 30 days prior written notice is given from CONSOL to Baltimore Gas and Electric Company.

•

CONSOL is the guarantor of the agreement dated October 22, 2004 between CNX Gas and East Tennessee Natural Gas, LLC, relating to the sale, purchase, exchange, storage or transportation of natural gas. CONSOL has guaranteed any unpaid obligation of CNX Gas related to this agreement, limited to $100,000 in the aggregate, plus reasonable costs and expenses incurred by East Tennessee Natural Gas, LLC, in collecting the obligation and/or enforcing this guarantee. In the event that CNX Gas defaults in the payment of any of the obligations, within 30 days after receiving written notice from East Tennessee Natural Gas, LLC, CONSOL shall make such payment or otherwise cause the same to be paid.

•

CONSOL has an agreement dated October 29, 2004 with Sequent Energy Management to guarantee the obligations of CNX Gas relating to the purchase, sale or exchange of natural gas or other hydrocarbons or non-combustible gases. The amount of this obligation fluctuates based on gas prices and contracted volumes.

•

CONSOL guaranteed the obligations of CNX Gas up to a maximum amount of approximately $53 million under the agreements entered into between CNX Gas and East Tennessee Natural Gas, LLC related to the Jewell Ridge lateral gas pipeline.

With respect to the above guarantees which relate to contracts of one of CNX Gas’ subsidiaries, CNX Gas believes that over time, the counterparties to those guarantees will release CONSOL from its performance obligations, in the event that the offer and the subsequent merger are not consummated. Furthermore, CNX Gas does not believe that this change will result in a material increase in cost to CNX Gas.

In January 2008, CONSOL announced its intention to undertake an offer to acquire all outstanding shares of CNX Gas common stock not owned by CONSOL in a stock-for-stock exchange offer. On January 29, 2008, CONSOL announced that the consideration in the offer would be 0.4425 shares of CONSOL common stock per share of CNX Gas common stock, or the equivalent of $33.70 per share of CNX Gas common stock at the time of the announcement. On February 28, 2008, CONSOL filed a registration statement in connection with the exchange offer. On March 25, 2008, CONSOL announced that it was terminating the exchange offer. No shares of CNX Gas common stock were acquired by CONSOL in connection with this transaction.

12. Possible Actions by CONSOL with Regard to CNX Gas if the Offer Is Not Completed

If the offer is not completed, CONSOL will re-evaluate its options with respect to the shares of CNX Gas common stock not owned by it. In particular, CONSOL may consider commencing a tender offer for the shares of CNX Gas common stock it does not already own on the same or different terms, including with a different offer price, different consideration, or different conditions, proposing a merger on terms other than those described herein, purchasing or selling additional CNX Gas shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action with respect to CNX Gas common stock. If the public minority interest in CNX Gas remains outstanding, the public stockholders of CNX Gas would, absent a sale by them in the public markets, retain their shares of CNX Gas common stock and would realize the benefit of any improvement in CNX Gas’ business or profitability but would also bear the risk that the trading price per share could decline to a price that is less than the offer price, or that CNX Gas common stock becomes less readily marketable.

If CONSOL were to pursue any of these alternatives, it might take considerably longer for the public stockholders of CNX Gas to receive any consideration for their shares of CNX Gas common stock (other than through sales in the open market) than if they had tendered their shares in the offer. Any such transaction may result in proceeds per share to the public stockholders of CNX Gas that are more or less than or the same as the offer price.

II. THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), CONSOL shall accept for payment and pay for CNX Gas shares validly tendered and not validly withdrawn pursuant to the offer as soon as practicable after the expiration date in accordance with the procedures set forth under —Acceptance for Payment and Payment for CNX Gas Shares. If the conditions to the offer are satisfied or waived, CONSOL will purchase all CNX Gas shares validly tendered and not validly withdrawn as described above.

The obligation of CONSOL to accept for payment, and pay for all CNX Gas shares tendered pursuant to the Offer shall be subject to the minimum condition as well as the other conditions described under —Conditions to the Offer. CONSOL may terminate the offer without purchasing any CNX Gas shares if certain events described under —Conditions to the Offer occur.

If at any scheduled expiration date, any of the conditions of the offer shall not have been satisfied or earlier waived by CONSOL, CONSOL may, in its sole discretion, extend the offer and the expiration date for one or more periods of up to twenty business days each, the length of each such period to be determined by CONSOL in its sole discretion. There can be no assurance that CONSOL will exercise its rights to extend the offer.

After the expiration date, CONSOL may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days. A subsequent offering period, if one is offered, is an additional period of time after CONSOL has acquired shares of CNX Gas common stock in the offer during which stockholders may tender shares of CNX Gas common stock and receive the offer price, but not withdraw their shares. All conditions to the offer must be satisfied or waived prior to the commencement of any subsequent offering period. If CONSOL elects to provide a subsequent offering period, CONSOL expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the subsequent offering period (not beyond a total of twenty business days) by giving oral or written notice of such extension to the depositary.

If CONSOL is delayed in its payment for the CNX Gas shares or is unable to pay for CNX Gas shares pursuant to the offer for any reason, then, without prejudice to CONSOL’s rights under the offer, the depositary may retain tendered CNX Gas shares on behalf of CONSOL, and such CNX Gas shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under —Withdrawal Rights. However, the ability of CONSOL to delay the payment for CNX Gas shares which CONSOL has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the offer.

CONSOL will accept for payment and pay for all CNX Gas shares validly tendered and not validly withdrawn pursuant to the offer if all of the conditions to the offer are satisfied or waived on the expiration date. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which CONSOL may choose to make any public announcement, subject to applicable law

(including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of CNX Gas shares in a manner reasonably designed to inform such holders of such change), CONSOL shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If CONSOL makes a material change in the terms of the offer, or if it waives a material condition to the offer, CONSOL will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the expiration date, CONSOL increases the consideration being paid for CNX Gas shares accepted for payment pursuant to the offer, such increased consideration will be paid to all stockholders whose CNX Gas shares are purchased in the offer, whether or not such CNX Gas shares were tendered before the announcement of the increase in consideration.

CNX Gas has provided CONSOL with its stockholder and option holder lists and security position listings for the purpose of disseminating the offer to holders of CNX Gas shares. This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of CNX Gas shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for CNX Gas Shares

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), CONSOL will accept for payment, and will pay for, all CNX Gas shares validly tendered prior to the expiration date and not properly withdrawn, promptly after the expiration date. Subject to applicable rules of the SEC, CONSOL expressly reserves the right to delay acceptance for payment of, or payment for, CNX Gas shares in order to comply in whole or in part with any other applicable law. If CONSOL desires to delay payment for CNX Gas shares accepted for payment pursuant to the offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, CONSOL will extend the offer. In all cases, payment for CNX Gas shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (i) the certificates evidencing such CNX Gas shares (the “certificates”) or timely confirmation of a book-entry transfer of such CNX Gas shares into the depositary’s account at DTC (a “book-entry confirmation”) pursuant to the procedures set forth in —Procedures for Accepting the Offer and Tendering CNX Gas Shares, (ii) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. An “agent’s message” is a message, transmitted by electronic means to, and received by, the depositary and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the CNX Gas shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that CONSOL may enforce such agreement against such participant.

For purposes of the offer, CONSOL will be deemed to have accepted for payment, and thereby purchased, CNX Gas shares validly tendered and not validly withdrawn as, if and when CONSOL gives oral or written notice to the depositary, as agent for the tendering stockholders, of CONSOL’s acceptance for payment of such CNX Gas shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for CNX Gas shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from CONSOL and transmitting such payments to tendering stockholders whose CNX Gas shares have been accepted for payment.

If any tendered CNX Gas shares are not accepted for payment for any reason pursuant to the terms and conditions of the offer, or if certificates are submitted evidencing more CNX Gas shares than are tendered, certificates evidencing unpurchased CNX Gas shares will be returned, without expense to the tendering stockholder (or, in the case of CNX Gas shares tendered by book-entry transfer into the depositary’s account at DTC pursuant to the procedure set forth in —Procedures for Accepting the Offer and Tendering CNX Gas Shares, such CNX Gas shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the offer.

3. Procedures for Accepting the Offer and Tendering CNX Gas Shares

For you to validly tender shares of CNX Gas common stock into our offer, you must do one of the following:

•

Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•

Arrange for a book-entry transfer of your shares to be made to the depositary’s account at DTC and receipt by the depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•

Arrange for a book-entry transfer of your shares to the depositary’s account at DTC and receipt by the depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer; or

•	The guaranteed delivery procedures described below must be followed.

The depositary will establish an account with respect to the shares of CNX Gas common stock at DTC for purposes of the offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of CNX Gas common stock by causing DTC to transfer these shares of CNX Gas common stock into the depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of CNX Gas common stock through book-entry delivery at DTC to be valid, the depositary must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of CNX Gas common stock are tendered either by a registered holder of shares of CNX Gas common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities

Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of CNX Gas common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing shares of CNX Gas common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for payment of shares of CNX Gas common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of CNX Gas common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of CNX Gas common stock immediately upon our acceptance of those shares of CNX Gas common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of CNX Gas common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of CNX Gas common stock that we determine are not in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. No tender of shares of CNX Gas common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of CONSOL, the depositary, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of CNX Gas common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of CNX Gas pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Guaranteed Delivery

If you wish to tender CNX Gas shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your CNX Gas shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the depositary as provided below on or prior to the expiration date; and

•

the certificates for all tendered CNX Gas shares (or a confirmation of a book-entry transfer of such securities into the depositary’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the depositary within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the depositary. You must include a guarantee by an eligible institution in the form set forth in that notice.

In all cases, we will exchange CNX Gas shares tendered and accepted for payment pursuant to our offer only after timely receipt by the depositary of certificates for CNX Gas shares, or timely confirmation of a book-entry transfer of those CNX Gas shares into the depositary’s account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

4. Withdrawal Rights

You may withdraw shares of CNX Gas common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for payment by June 26, 2010, you may withdraw tendered shares at any time thereafter. No withdrawal rights will apply to shares tendered in a subsequent offering period and no withdrawal rights apply during any subsequent offering period with respect to shares tendered in the offer and accepted for payment.

For your withdrawal to be effective, the depositary must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of CNX Gas common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of CNX Gas common stock. If shares of CNX Gas common stock have been tendered pursuant to the procedures for book-entry tender discussed above under —Procedures for Accepting the Offer and Tendering CNX Gas Shares, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of CNX Gas common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of CNX Gas common stock withdrawn must also be furnished to the depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of CNX Gas common stock have been tendered for the account of an eligible institution.

None of CONSOL, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of CNX Gas common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of CNX Gas common stock by following one of the procedures discussed above under —Procedures for Accepting the Offer and Tendering CNX Gas Shares at any time before the expiration of the offer.

5. Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences to beneficial holders of CNX Gas shares upon the tender of CNX Gas shares for cash pursuant to the offer and the exchange of CNX Gas shares for cash pursuant to the merger. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with CNX Gas shares held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as

amended (the “Code”) (generally property held for investment), and does not address tax considerations applicable to any holder of CNX Gas shares that may be subject to special treatment under the United States federal income tax laws, including, for example:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of CNX Gas shares subject to the alternative minimum tax provisions of the Code;

•	a holder of CNX Gas shares that received the CNX Gas shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the CNX Gas shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	any person who owns or has owned directly, indirectly or constructively 5% or more of the outstanding CNX Gas shares or any affiliate of such person;

•	a United States expatriate; or

•	any holder of CNX Gas shares that entered into a tender agreement as part of the transactions described in this Offer to Purchase.

Non-United States holders (as defined below) should consult their tax advisors regarding U.S. tax rules governing the disposition of United States real property interests.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds CNX Gas shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the CNX Gas shares pursuant to the offer or pursuant to the merger.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out below is intended only as a summary of the material United States federal income tax consequences to a holder of CNX Gas shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the offer and the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of CNX Gas shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments with Respect to CNX Gas Shares

The exchange of CNX Gas shares for cash pursuant to the offer or pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for CNX Gas shares pursuant to the offer or pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the CNX Gas shares. Gain or loss will be determined separately for each block of CNX Gas shares (i.e., CNX Gas shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder’s holding period for the CNX Gas shares is more than one year at the time of the exchange of such holder’s CNX Gas shares for cash. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of CNX Gas shares pursuant to the offer or pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the depositary.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States holder of CNX Gas shares. A “Non-United States holder” is a beneficial owner of CNX Gas shares that is neither a United States holder nor a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of CNX Gas shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to CNX Gas Shares

Payments made to a Non-United States holder with respect to CNX Gas shares exchanged for cash in the offer or pursuant to the merger generally will be exempt from United States federal income tax. However, if the Non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the CNX Gas shares, net of applicable United States losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

A Non-United States holder may be subject to backup withholding tax with respect to the proceeds from disposition of CNX Gas shares pursuant to this Offer to Purchase or pursuant to the merger, unless, generally, the Non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that the Non-United States holder is not a United States person, or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of CNX Gas shares. Holders of CNX Gas shares should consult their own tax advisors as to the particular tax consequences to them of tendering their CNX Gas shares for cash pursuant to this Offer to Purchase or exchanging their CNX Gas shares for cash in the merger under any federal, state, foreign or other tax laws.

6. Price Range of CNX Gas Shares; Dividends on CNX Gas Shares

CNX Gas shares are listed on the New York Stock Exchange under the symbol “CXG,” and have been listed on the New York Stock Exchange at all times since January 19, 2006.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per share of CNX Gas common stock on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2008:
First Quarter	$39.53	$26.66
Second Quarter	45.51	31.82
Third Quarter	42.07	19.77
Fourth Quarter	31.75	14.08

Year Ended December 31, 2009:
First Quarter	$29.30	$20.00
Second Quarter	32.46	22.99
Third Quarter	32.19	23.62
Fourth Quarter	36.00	26.47

Year Ending December 31, 2010:
First Quarter	$38.24	$25.54

On March 19, 2010, the last trading day before CONSOL announced that they had entered into the tender agreement with T. Rowe Price, the last sale price of CNX Gas shares reported on the New York Stock Exchange was $30.80 per share; therefore, the offer price of $38.25 per share represents a premium of approximately 24% over such price. On March 12, 2010, the last trading day before CONSOL announced that it intended to consider the acquisition of the shares of CNX Gas common stock that it does not already own, the last sale price of CNX Gas shares reported on the New York Stock Exchange was $26.23 per share; therefore, the offer price of $38.25 per share represents a premium of approximately 45% over the closing price of CNX Gas shares on the trading day prior to the announcement that CONSOL was considering the tender offer. On April 27, 2010, the last trading day prior to the printing of this Offer to Purchase, the last sale price of CNX Gas shares reported on the New York Stock Exchange was $38.14 per share. Stockholders are urged to obtain current market quotations for CNX Gas shares before making a decision with respect to the offer.

CNX Gas has never declared or paid any cash dividends on its capital stock.

7. Possible Effects of the Offer on the Market for CNX Gas Shares; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the CNX Gas Shares

If the offer is consummated but the merger does not take place, the number of stockholders, and the number of CNX Gas shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for CNX Gas shares held by stockholders other than CONSOL. We cannot predict whether the reduction in the number of CNX Gas shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the CNX Gas shares or whether such reduction would cause future market prices to be greater or less than the price paid in the offer. If the merger is consummated, stockholders not tendering their CNX Gas shares in the offer will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your CNX Gas shares in the offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing

The shares of CNX Gas common stock are listed on the NYSE. After completion of the offer and depending upon the aggregate market value and the per share price of any shares of CNX Gas common stock not purchased pursuant to the offer, the shares of CNX Gas may no longer meet the requirements for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE may delist the shares of CNX Gas common stock if, among other things, (1) the number of total stockholders falls below 400; (2) the number of total stockholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); or (3) the number of publicly held shares of CNX Gas common stock (exclusive of holdings of officers and directors of CNX Gas and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If, as a result of the purchase of shares of CNX Gas common stock pursuant to the offer, the shares of CNX Gas common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares is discontinued, the market for CNX Gas common stock could be adversely affected.

If the NYSE were to delist CNX Gas common stock, it is possible that CNX Gas common stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other sources. The extent of the public market for the CNX Gas common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded shares of CNX Gas common stock remaining at such time, the interest in maintaining a market in the CNX Gas common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. CONSOL cannot predict whether the reduction in the number of shares of CNX Gas common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, CNX Gas common stock or whether it would cause future market prices to be greater or lesser than the offer price being offered in the offer and the merger.

If the offer is consummated, CONSOL will cause the merger to be completed as soon as reasonably practicable. After the merger is completed, there will be no public market for CNX Gas common stock and no holders of CNX Gas common stock other than CONSOL, and CNX Gas common stock will be delisted from the NYSE.

Registration Under the Exchange Act

The CNX Gas shares are currently registered under the Exchange Act. The purchase of the CNX Gas shares pursuant to the offer may result in the CNX Gas shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of CNX Gas to the SEC if the CNX Gas shares are neither listed on a national securities exchange nor held by three hundred or more holders of record. Termination of the registration of the CNX Gas shares under the Exchange Act, assuming there are no other securities of CNX Gas subject to registration, would substantially reduce the information required to be furnished by CNX Gas to holders of CNX Gas shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholder’s meeting and the related requirement to furnish an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to CNX Gas. Furthermore, “affiliates” of CNX Gas and persons holding “restricted securities” of CNX Gas may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the CNX Gas shares under the Exchange Act were terminated, the CNX Gas shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the CNX Gas shares pursuant to the Offer may result in the CNX Gas shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause CNX Gas to terminate registration of the CNX Gas shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration of the CNX Gas shares are met.

If registration of the CNX Gas shares under the Exchange Act is not terminated prior to the merger, then the registration of the CNX Gas shares under the Exchange Act and the listing of the CNX Gas shares on the NYSE will be terminated following the completion of the merger.

Margin Regulations

The CNX Gas shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such CNX Gas shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of CNX Gas shares pursuant to the Offer the CNX Gas shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Merger and Appraisal Rights; “Going-Private” Rules

Appraisal Rights

Under Delaware law, CNX Gas stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of CNX Gas common stock who (a) do not tender their shares into the offer and hold common stock at the effective time of the subsequent merger, (b) who do not wish to accept the consideration provided for in that merger and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their shares of CNX Gas common stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of a wholly owned subsidiary of CONSOL with CNX Gas. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this Offer to Purchase as Schedule C. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

Notification of Merger’s Effective Time

Within 10 days after the effective time of the merger, CNX Gas will send notice of the effective time of the merger and the availability of appraisal rights to each holder of its common stock.

Electing Appraisal Rights

To exercise appraisal rights, the record holder of CNX Gas’ common stock must, within twenty days after the date CNX Gas mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to CNX Gas. This demand must reasonably inform CNX Gas of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of CNX Gas common stock.

A demand for appraisal must be delivered to: Corporate Secretary, CNX Gas Corporation, 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506.

Only Record Holders May Demand Appraisal Rights

Only a record holder of CNX Gas’ common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of CNX Gas’ common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of CNX Gas’ common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds CNX Gas’ common stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to CNX Gas’ common stock held for one or more beneficial owners while not exercising these rights for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of CNX Gas’ common stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of CNX Gas’ common stock standing in the name of the record holder. CNX Gas stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of CNX Gas common stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the merger, CNX Gas or any stockholder who has satisfied the foregoing conditions to demand appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of CNX Gas’ common stock. Neither CONSOL nor CNX Gas will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from CNX Gas a statement of the total number of shares of CNX Gas’ common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. CNX Gas will be required to mail these statements within ten days after it receives a written request or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of common stock owned by the stockholders and determine their fair value.

In determining fair value, the court may consider a number of factors including market values of CNX Gas’ stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

The value determined by the court for CNX Gas’ common stock could be more than, less than, or the same as the merger consideration. The form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of CNX Gas’ common stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right To Dividends; Tax Consequences

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under —Material United States Federal Income Tax Consequences of the Offer and the Merger beginning on page 45, the tax consequences to a CNX Gas stockholder who receives cash for his or her shares of CNX Gas common stock pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of CNX Gas’ common stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to CNX Gas a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the merger requires CNX Gas’ written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The purchase price paid to such stockholder will be based on the price paid to CNX Gas stockholders in the merger, which will be equal to the offer price.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

STOCKHOLDERS WHO TENDER SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

“Going-Private” Rules

Because CONSOL is an affiliate of CNX Gas, the offer and the merger constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning CNX Gas and certain information relating to the fairness of the offer and the merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to the consummation of the merger. CONSOL has provided such information in this Offer to Purchase.

9. Certain Information Concerning CNX Gas

CNX Gas is a Delaware corporation with its principal executive offices at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506. The telephone number of CNX Gas’ principal executive offices is (724) 485-4000.

CNX Gas describes itself as follows:

CNX Gas is engaged in the exploration, development, production and gathering of natural gas primarily in the Appalachian and Illinois Basins. In particular, CNX Gas is a leading developer of coalbed methane (CBM) and also develops conventional Marcellus and other shale gas. CNX Gas has a growing conventional and shale exploration program. In August 2005, CNX Gas acquired all of CONSOL Energy’s rights associated with CBM from 4.5 billion tons of proved coal reserves owned or controlled by CONSOL Energy in Northern Appalachia, Central Appalachia, the Illinois Basin and other western basins. CONSOL Energy also transferred ownership or rights to natural gas, oil and certain related surface properties.

As of the date of this Offer to Purchase, (1) CONSOL does not know whether or not any executive officer, director or affiliate of CNX Gas intends to tender shares of CNX Gas common stock in the Offer, (2) none of CNX Gas, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, and (3) CNX Gas has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, CNX Gas’ board of directors must state its position with respect to this Offer within ten business days of the date of this Offer to Purchase.

Summary Consolidated Financial Information

The following table sets forth summary historical consolidated financial data for CNX Gas as of and for each of the fiscal years ended December 31, 2009, and 2008. This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in CNX Gas’ Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009 and 2008, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by CNX Gas with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in CNX Gas’ Annual Report on Form 10-K for the year ended December 31, 2009 are incorporated by reference into this Offer to Purchase. Copies of those reports and other documents filed by CNX Gas may be examined at or obtained from the SEC in the manner set forth below under Available Information.

	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008
REVENUE AND OTHER INCOME
Outside Sales	$627,419	$678,793
Related Party Sales	3,179	9,532
Royalty Interest Gas Sales	40,951	79,302
Purchased Gas Sales	7,040	8,464
Other Income	4,855	13,330
Total Revenue and Other Income	683,444	789,421
Lifting Costs	55,285	67,653
Gathering and Compression Costs	95,687	83,752
Royalty Interest Gas Costs	32,423	74,041
Purchased Gas Costs	6,442	8,175
Exploration and Other Costs	17,201	4,995
General and Administrative	66,655	59,244
Other Corporate Expenses	32,871	21,002
Depreciation, Depletion and Amortization	107,251	70,010
Interest Expense	7,568	7,820
Total Costs and Expenses	421,383	396,692
Earnings Before Income Taxes and Noncontrolling Interest	262,061	392,729
Noncontrolling Interest	(1,037)	—
Earnings Before Income Taxes	263,098	392,729
Income Taxes	98,636	153,656
Net Income	$164,462	$239,073
Earnings Per Share from Net Income:
Basic	$1.09	$1.58
Diluted	$1.09	$1.58
Weighted Average Number of Common Shares Outstanding:
Basic	150,977,235	150,947,516
Dilutive	151,325,146	151,331,953
BALANCE SHEET DATA
Current Assets	$148,614	$249,858
Non-current Assets	2,022,768	1,875,115
Current Liabilities	217,244	281,050
Non-current Liabilities	447,238	459,049
Total Stockholders’ Equity	$1,506,900	$1,384,874

Ratio of Earnings to Fixed Charges	35.68	51.15
Book value per share	$9.98	$9.17

Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of common stock outstanding—basic. CNX Gas historically has not reported a ratio of earnings to fixed charges, and for purposes of the preceding presentation CONSOL has computed a ratio of earnings to fixed charges based on publicly available information.

Except as otherwise set forth herein, the information concerning CNX Gas contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in is entirety by reference thereto. CONSOL has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by CNX Gas to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to CONSOL.

Available Information

CNX Gas is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning CNX Gas’ directors and officers, their remuneration, stock options granted to them, the principal holders of CNX Gas’ securities, any material interests of such persons in transactions with CNX Gas and other matters is required to be disclosed in proxy statements distributed to CNX Gas’ stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

10. Certain Information Concerning CONSOL

CONSOL is a corporation incorporated under the laws of the State of Delaware. Its principal executive offices are located at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317-6506, and its business telephone number is (724) 485-4000. CONSOL’s principal business is multi-fuel energy production and the provision of energy services, primarily serving the electric power generation industry in the United States. Additionally, CONSOL provides energy services, including river and dock services, terminal services, industrial supply services, coal waste disposal services and land resource management services.

Certain information regarding the directors and officers of CONSOL is set forth in Schedule A to this Offer to Purchase. None of CONSOL or any of the other persons referred to in Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. CONSOL has not made any arrangements in connection with the offer to provide holders of CNX Gas common stock access to its corporate files or to obtain counsel or appraisal services at its expense.

11. Source and Amount of Funds

CONSOL estimates that the total amount of funds required to purchase all of the outstanding shares of CNX Gas common stock (other than those already owned directly or indirectly by CONSOL) pursuant to the offer and the merger and to pay related fees and expenses will be approximately $966.5 million (not including approximately $25 million to be paid in respect of the cancellation of vested options to purchase CNX Gas common stock). CONSOL has sufficient funds to pay this amount and will pay with internally generated funds, borrowings under its credit facilities and/or proceeds from its recently closed offering of its common stock.

CONSOL believes that the financial condition of CONSOL is not material to a decision by a holder of CNX Gas shares whether to tender such shares in the offer because (i) cash is the only consideration that will be paid to the holders of CNX Gas common stock in connection with the offer and the merger, (ii) CONSOL is offering to purchase all of the outstanding CNX Gas shares in the offer, (iii) the offer is not subject to any financing contingencies and (iv) CONSOL has available to it sufficient cash and cash equivalents to make payment amount of cash consideration payable to holders of CNX Gas common stock in the offer and the merger.

12. Conditions to the Offer

Notwithstanding any other provision of the offer, CONSOL shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any shares of CNX Gas common stock, may postpone the acceptance for payment or payment for tendered shares, and may, in its sole discretion, terminate or amend the offer as to any shares not then paid for if (i) at the expiration of the offer, the minimum condition has not been satisfied or (ii) on or after April 28, 2010, and at or prior to the expiration of the offer, any of the following events shall occur:

(a) there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (i) challenges the acquisition by CONSOL of the shares of CNX Gas common stock, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the offer or the merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the offer or the merger, (ii) seeks to prohibit or impose material limitations on CONSOL’s acquisition, ownership or operation of all or any material portion of its or CNX Gas’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the shares of CNX Gas common stock (including, without limitation, the right to vote the shares purchased by CONSOL, on an equal basis with all other shares, on all matters presented to the stockholders of CNX Gas), or seeks to compel CONSOL to dispose of or hold separate all or any material portion of its own or CNX Gas’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the offer or the merger, (iii) reasonably would be expected to have an adverse effect (as defined below), or result in a diminution in the value of the shares of CNX Gas common stock or in the value of CNX Gas’ or CONSOL’s assets, in each case by more than $20 million (a “diminution in value”) or (iv) seeks to impose any condition to the offer or the merger that is materially burdensome to CONSOL; or

(b) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the offer or the merger or awards material damages as a result of, or otherwise adversely affects, the offer or the merger, (ii) prohibits or imposes material limitations on CONSOL’s acquisition, ownership or operation of all or any material portion of its or CNX Gas’ business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the shares of CNX Gas common stock (including, without limitation, the right to vote the shares purchased by CONSOL, on an equal basis with all other shares, on all matters presented to the stockholders of CNX Gas), or compels CONSOL to dispose of or hold separate all or any material portion of its own or CNX Gas’ business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the offer or the merger, (iii) reasonably would be expected to have an adverse effect (as defined below), or result in a diminution in value or (iv) imposes any condition to the offer or the merger that is materially burdensome to CONSOL; or

(c) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the offer or the merger that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of CNX Gas that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on CNX Gas and its subsidiaries taken as a whole (an “adverse effect”), or results or reasonably would be expected to result in a diminution in value; or

(e) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the United States market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(f) CNX Gas or any subsidiary of CNX Gas shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on December 31, 2009 or otherwise in connection with existing equity compensation programs or retirement plans) of any class (including without limitation the common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of CNX Gas, (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on April 28, 2010, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of CNX Gas common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of CNX Gas common stock or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of CNX Gas that would reasonably be expected to, individually or in the aggregate, have an adverse effect or result in a diminution in value; or

(g) CNX Gas or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or CONSOL shall have learned that CNX Gas or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by CNX Gas and also set forth in filings with the SEC; or

(h) a tender or exchange offer for some portion or all of the shares of CNX Gas common stock shall have been commenced or publicly proposed to be made by another person (including CNX Gas or its subsidiaries) or any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire CNX Gas or assets or securities of CNX Gas; or

(i) CNX Gas and CONSOL shall have reached an agreement or understanding that the offer be terminated or amended or CONSOL (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire CNX Gas by merger or similar business combination, or to purchase shares of common stock or assets of CNX Gas; or

(j) CNX Gas or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving CNX Gas or any of its subsidiaries or the purchase of securities or assets of CNX Gas or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of CNX Gas common stock or other securities, assets or business of CNX Gas or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(k) CONSOL shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the offer or the merger under any law, regulation, order or contract binding on CNX Gas or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an adverse effect; or

(l) CNX Gas or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the offer or any subsequent business combination; which in the sole reasonable judgment in each case of CONSOL with respect to each and every matter referred to above makes it inadvisable to proceed with the offer or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of CONSOL and may be asserted or waived by CONSOL (other than the minimum condition, which may not be waived) in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of CONSOL and, subject to applicable law, will be final and binding on all parties. The failure by CONSOL at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If CONSOL waives a condition with respect to the tender of any share of CNX Gas common stock, it will waive the condition with respect to the tender of all shares of CNX Gas common stock.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

13. Effect of CNX Gas Dividends and Distributions

If, on or after the date hereof, CNX Gas should declare or pay any cash dividend on the CNX Gas common stock or other distribution on the CNX Gas common stock, or issue with respect to the CNX Gas common stock any additional shares of CNX Gas common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the offer to CONSOL or its nominee or transferee on CNX Gas’ stock transfer records, then, subject to the provisions of —Conditions to the Offer above, (1) the offer price and other terms of the offer will be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of CONSOL and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for the account of CONSOL, accompanied by appropriate documentation of transfer or (b) at the direction of CONSOL, be exercised for the benefit of CONSOL, in which case the proceeds of such exercise will promptly be remitted to CONSOL. Pending such remittance and subject to applicable law, CONSOL will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by CONSOL in its sole discretion.

If, on or after the date hereof, CNX Gas should (1) split, combine or otherwise change the shares of CNX Gas common stock or its capitalization, (2) acquire currently outstanding shares of CNX Gas common stock or otherwise cause a reduction in the number of outstanding shares or (3) issue or sell additional shares of CNX Gas common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares of CNX Gas common stock issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions set forth in —Conditions to the Offer above, CONSOL, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

14. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise disclosed herein, CONSOL is not aware of any licenses or other regulatory permits which appear to be material to the business of CNX Gas and which might be adversely affected by the acquisition of shares of CNX Gas common stock by CONSOL pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares of CNX Gas common stock by CONSOL pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to CNX Gas’ or CONSOL’s business or that certain parts of CNX Gas’ or CONSOL’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause CONSOL to elect to terminate the Offer without the purchase of the shares of CNX Gas common stock thereunder. CONSOL’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See —Conditions to the Offer.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the offer is not a reportable transaction under the HSR Act.

CONSOL currently owns directly or beneficially more than 50% of the outstanding voting securities of CNX Gas. Under HSR Act reporting regulations, this level of ownership means that CONSOL is in “control” of CNX Gas for the purposes of such regulations. Based on the foregoing, CONSOL believes no HSR Act filing is required in connection with the offer and the merger.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the shares of CNX Gas common stock) if such credit is secured directly or indirectly by margin stock. CONSOL is funding the acquisition of the shares of CNX Gas common stock from its internally generated funds, borrowings under its credit facilities and/or proceeds from its recently closed offering of common stock. The margin regulations are thus inapplicable.

Section 203 of the DGCL. CNX Gas is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other exceptions, the board of directors of the target approves the business combination prior to the time the person becomes an interested stockholder. Because CONSOL became an interested stockholder more than three years ago, we do not believe that Section 203 would prevent CONSOL from consummating the offer or the merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation , the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

CONSOL does not believe that any state takeover laws purport to apply to the offer or the merger. Accordingly, CONSOL has not taken any action to comply with any state takeover statute or regulation. CONSOL reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger and nothing in this Offer to Purchase or any action taken in connection with the offer or the merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, CONSOL might be required to file certain information with, or to receive approvals from, the relevant state authorities, and CONSOL might be unable to accept for payment or pay for shares of CNX Gas common stock tendered pursuant to the Offer, or be delayed in consummating the offer or the merger. In such case, CONSOL may not be obliged to accept for payment or pay for any shares of CNX Gas common stock tendered pursuant to the offer. See —Conditions to the Offer.

Stockholder Litigation. CONSOL has been named as a defendant in five lawsuits challenging the proposed transaction. Four of the lawsuits also name CNX Gas and certain officers and directors of CONSOL and CNX Gas as defendants. Three of the suits were filed in the Delaware Court of Chancery: Gummel v. CONSOL Energy Inc., No. 5377, Gaines v. CNX Gas Corporation et al., No. 5378 and Hurwitz v. CNX Gas Corporation et al., No. 5405 (together, the “Delaware Actions”). The remaining two suits, Schurr v. CNX Gas Corporation et al., No. 2010-2333 and Polen v. CNX Gas Corporation et al., No. 2010-2626, were filed in the Court of Common Pleas of Washington County, Pennsylvania (together, the “Pennsylvania Actions”). The actions generally allege that CONSOL, as the controlling stockholder of CNX Gas, and the other defendants have breached and/or have aided and abetted in the breach of fiduciary duties purportedly owed to CNX Gas’s public stockholders. Among other things, the actions seek a permanent injunction against or rescission of the proposed transaction, damages, and attorneys’ fees and expenses.

On April 12, 2010, defendants CONSOL, Philip W. Baxter, Nicholas J. DeIuliis, Raj K. Gupta, J. Brett Harvey and P. Jerome Richey submitted motions to stay the Pennsylvania Actions pending adjudication of the Delaware Actions. Defendant CNX Gas submitted similar motions the next day, April 13, 2010, and defendant John R. Pipski submitted a similar motion on April 20, 2010. On April 15, 2010, the plaintiffs filed motions for the appointment of lead counsel, for consolidation of the Pennsylvania Actions, and for expedited proceedings. A hearing concerning the motions in the Pennsylvania Actions was held before Judge Katherine Emery of the Court of Common Pleas of Washington County on April 20, 2010. At the hearing, Judge Emery granted the motions for consolidation and for the appointment of lead counsel, which were unopposed, and took the motions to stay and for expedited proceedings under advisement. On April 26, 2010, Judge Emery issued an order staying the Pennsylvania Actions.

On April 20, 2010, all parties in the Delaware Actions submitted an agreed proposed order providing for consolidation of the Delaware Actions and the appointment of lead plaintiffs’ counsel to Vice Chancellor Laster of the Delaware Court of Chancery. Vice Chancellor Laster entered the proposed order on April 21, 2010.

15. Fees and Expenses

CONSOL has retained MacKenzie Partners to act as the information agent for the offer, and Computershare Trust Company, N.A. to serve as the depositary for the offer. Each of the information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The information agent may contact holders of CNX Gas common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of CNX Gas common stock.

CONSOL will not pay any fees or commissions to any broker or dealer or other person (other than to the depositary, to the information agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of CNX Gas shares in connection with the offer. Upon request, CONSOL will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table presents the estimated fees and expenses to be incurred by CONSOL in connection with the offer:

SEC Registration Fee	$68,785.26
Printing and Mailing Expenses	100,000.00
Legal and Accounting Fees and Expenses	750,000.00
Information Agent	50,000.00
Depositary	25,000.00
Financial Advisor	750,000.00
Miscellaneous Expenses	25,000.00

Total	$1,768,785.26

16. Miscellaneous

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of CNX Gas shares in any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. CONSOL is not aware of any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. To the extent that CONSOL becomes aware of any state law that would limit the class of offerees in the offer, CONSOL may amend, in its discretion, the offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the offer to provide adequate dissemination of such information to holders of CNX Gas shares prior to the expiration of the offer. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CONSOL by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by CONSOL.

No person has been authorized to give any information or to make any representation on behalf of CONSOL that is not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

CONSOL has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and a Transaction Statement on Schedule 13E-3 pursuant to Rule 13E-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the offer, and may file amendments to such document. In addition, CNX Gas is required to file with the SEC, within ten days from the date of this Offer to Purchase, a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the offer and the reasons for such recommendation and furnishing certain additional information with respect to the offer.

CONSOL ENERGY INC.

April 28, 2010

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF

CONSOL

The following table sets forth, to the best of our knowledge, for each executive officer and director of CONSOL, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of CONSOL have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o CONSOL Energy Inc., CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
John Whitmire Chairman of the Board	John Whitmire has served as Chairman of the Board of CONSOL since March 3, 1999. Mr. Whitmire currently serves ex officio on CONSOL’s Audit, Compensation, Finance, Nominating and Corporate Governance and Health, Safety and Environmental Committees. Mr. Whitmire is also a director of Transocean Inc. (formerly Global Santa Fe Corporation before it was merged into Transocean Inc.), which is engaged in the business of offshore drilling for oil and natural gas reserves and El Paso Corporation, which provides natural gas and related energy products. Mr. Whitmire currently serves as Chair of the Transocean Inc. executive compensation committee, and Chair of the El Paso Corporation health, safety and environmental committee.

J. Brett Harvey President, Chief Executive Officer and Director	J. Brett Harvey has been President and Chief Executive Officer and a director of CONSOL since January 1998. He has been a director of CNX Gas since June 30, 2005, the date of its formation, and was appointed as chairman of the CNX Gas Board in January 2009. Mr. Harvey was also elected to the position of chairman and chief executive officer of CNX Gas in January 2009. Mr. Harvey is a member of the board of directors of the Bituminous Coal Operators’ Association and a member of the executive committee and the board of the American Coalition for Clean Coal Energy. In December 2005, Mr. Harvey was elected to the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”). He serves on the Barrick compensation and environmental, health and safety committees. In December of 2007, Mr. Harvey was also elected to the board of directors of Allegheny Technologies Incorporated, a specialty metals producer, and serves on its nominating and corporate governance and compensation committees.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
James E. Altmeyer, Sr. Director	James E. Altmeyer, Sr. has been a director of CONSOL since November 2003. He was a director of CNX Gas from June 30, 2005, the date of its formation, until April 28, 2009. During his tenure on the CNX Gas Board, he served as a member of the Audit Committee and Chairman of the Compensation Committee. He currently serves as Chairman of CONSOL’s Health, Safety and Environmental Committee and as a member of CONSOL’s Finance Committee. Mr. Altmeyer served as President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, Virginia and North Carolina from 1972 until 2007, at which time he became Chairman of Altmeyer Funeral Homes, Inc. He has also been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the board of directors of WesBanco, Inc., a multi-state bank holding company. Mr. Altmeyer is also a member of the executive committee of the Wheeling Hospital Board of Directors; Vice Chairman of the Chambers Foundation and a director of the General Douglas MacArthur Foundation.

Philip W. Baxter Director	Philip W. Baxter rejoined the Board of CONSOL in January 2009. He currently serves as a member of CONSOL’s Audit and Compensation Committees. Mr. Baxter previously served as a director of CONSOL (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005. Mr. Baxter also serves as a director of CNX Gas, and was the Chairman of the Board from June 30, 2005 until January 2009. With respect to the CNX Gas Board, he currently serves as a member of the Audit Committee and has also served on the Finance Committee. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since September 2002. He was Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998 when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company.

William E. Davis Director	William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Health, Safety and Environmental Committee. Since November 2007, Mr. Davis has been a director of AbitibiBowater Inc., which produces a broad range of paper and forest products marketed around the world, and serves on its nominating and governance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc, which produced newsprint and commercial printing paper and other wood products, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002 and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 4, 2008.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
Raj K. Gupta Director	Raj K. Gupta has been a director of CONSOL since 2004 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as Chairman of CONSOL’s Audit Committee and a member of CONSOL’s Health, Safety and Environmental Committee. He is also a member of the audit committee of CNX Gas. From July 2007 to April 2009, Mr. Gupta also served as Chairman of the board of directors of Quetzal Energy Inc., a Canadian-based international oil and gas company operating in Guatemala, Central America. From 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing business development, strategic growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, Mr. Gupta served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. From 2000-2009, Mr. Gupta was a member of the Advisory Council of the Industrial and Manufacturing Systems Engineering Department at Kansas State University. He also serves on the board of Preng & Associates in Houston. Mr. Gupta currently works as an independent management consultant.

Patricia A. Hammick Director	Patricia A. Hammick has served on the CONSOL Board since June 2001. She currently serves on CONSOL’s Nominating and Corporate Governance and Finance Committees. Mrs. Hammick also currently serves as lead independent director for the board of directors of Dynegy Inc., an independent power producer to which she was elected in April of 2003. Since January 2007, she has also been a director of SNC—Lavalin Group, Inc. (“SNC”), a company engaged in engineering and construction, infrastructure ownership and management, and facilities and operations management. She serves as a member of SNC’s audit and health, safety & environment committees. She is a member of the National Association of Corporate Directors and was an adjunct professor in graduate studies at The George Washington University from 2001 to 2003.

David C. Hardesty, Jr. Director	David C. Hardesty, Jr. joined the CONSOL Board in October 2005. He currently serves as a member of CONSOL’s Health, Safety and Environmental and Finance Committees. Mr. Hardesty is President Emeritus and Professor of Law at West Virginia University (WVU). He was President of WVU from 1995 to 2007. While serving as President, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He is a member of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate and banking and administrative law for 18 years. He is currently Of Counsel at this law firm. Mr. Hardesty was a State Tax Commissioner during Senator John D. Rockefeller IV’s first term as governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, and a member of the Bowl Championship Series Presidential Oversight Committee, as well as a founding director of the Blanchettee Rockefeller Neurosciences Institute.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
John T. Mills Director	John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as a member of CONSOL’s Audit and Compensation Committees. In January 2008, Mr. Mills became a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 11, 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. He currently serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves on the audit, compensation and corporate governance and nominating committees. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003.

William P. Powell Director	William P. Powell has served on the CONSOL Board since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he chairs the governance committee and has served on the audit committee. Until May 2007, Mr. Powell was a managing director of Williams Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC. Mr. Powell serves as managing partner of 535 Partners LLC.

Joseph T. Williams Director	Joseph T. Williams has been a director of CONSOL since January 2004. He currently serves as Chairman of CONSOL’s Finance Committee and a member of CONSOL’s Compensation Committee. Mr. Williams also served as a director of CNX Gas from July 10, 2006 until January 2009. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or Chief Executive Officer or both for NASDAQ, American, and New York Stock Exchange listed companies. He has served as a member of a number of industry organizations over the course of his career and currently serves as a member of the Society of Petroleum Engineers and the Dallas Wildcat Committee.

Nicholas J. DeIuliis Executive Vice President and Chief Operating Officer	Mr. DeIuliis was Senior Vice President—Strategic Planning of CONSOL from November 2004 until August 2005. Prior to that time, Mr. DeIuliis served as Vice President Strategic Planning from April 2002 until November 2004, Director—Corporate Strategy from October 2001 until April 2002, Manager—Strategic Planning from January 2001 until October 2001 and Supervisor—Process Engineering from April 1999 until January 2001. He resigned from his position with CONSOL as of August 8, 2005. He was a Director and President and Chief Executive Officer of CNX Gas from June 30, 2005 to January 16, 2009, when he became President and Chief Operating Officer of CNX Gas and Executive Vice President and Chief Operating Officer of CONSOL.

Name, Title and Citizenship	Present Occupation or Employment, Five-Year Employment History and Address
William J. Lyons Executive Vice President and Chief Financial Officer	Mr. Lyons has been Chief Financial Officer of CONSOL since February 2001 and Chief Financial Officer of CNX Gas since April 28, 2008. He added the title of Executive Vice President of CONSOL on May 2, 2005 and of CNX Gas on January 16, 2009. From January 1995 until February 2001, Mr. Lyons held the position of Vice President—Controller for CONSOL. Mr. Lyons joined CONSOL in 1976. He was a Director of CNX Gas from October 17, 2005 to January 16, 2009. Mr. Lyons is a director of Calgon Carbon Corporation, a supplier of products and services for purifying water and air.

P. Jerome Richey Secretary and Executive Vice President—Corporate Affairs, Chief Legal Officer and Corporate Secretary	Mr. Richey became Executive Vice President—Corporate Affairs and Chief Legal Officer of CONSOL and CNX Gas on January 16, 2009. He was General Counsel and Corporate Secretary of CONSOL since March 2005, and on June 20, 2007, he added the title of Senior Vice President. Prior to joining CONSOL, Mr. Richey, for more than five years, was a shareholder in the Pittsburgh office for the law firm of Buchanan Ingersoll & Rooney PC.

Robert P. King Executive Vice President— Advancement and Support Services	Mr. King became Executive Vice President—Business Advancement and Support Services of CONSOL and CNX Gas on January 16, 2009. Prior to that, he was Senior Vice President—Administration since February 2, 2007 and he served as Vice President—Land from August 2006 to February 2007. Prior to joining CONSOL, Mr. King was Vice President of Interwest Mining Company (a subsidiary of PacifiCorp). Mr. King joined PacifiCorp in November 1990.

Robert F. Pusateri Executive Vice President—Energy Sales and Transportation	Mr. Pusateri became Executive Vice President—Energy Sales and Transportation Services of CONSOL and CNX Gas on January 16, 2009. Prior to that, he was named Vice President Sales of CONSOL in 1996 and held that position until he was elected President of CONSOL Energy Sales Company in August 2005. He first became an officer in May 1996.

SCHEDULE B

OWNERSHIP OF CNX GAS COMMON STOCK BY CONSOL AND CERTAIN

RELATED PERSONS

The following table sets forth the ownership of shares of CNX Gas common stock as of April 27, 2010, by CONSOL and, to the knowledge of CONSOL, certain related persons, including the executive officers and directors of CONSOL and CNX Gas, and the securities transactions by those persons in shares of CNX Gas common stock during the 60 days prior to April 27, 2010:

Person	Number		Percentage of Outstanding Shares	Securities Transactions in Past 60 Days
CONSOL Energy Inc.	125,800,067	(1)	83.3%	—
J. Brett Harvey	15,625		*	—
Nicholas J. DeIuliis	450,249	(2)	*	—
William J. Lyons	10,112	(3)	*	—
J. Michael Onifer	31,613	(4)	*	—
Randall M. Albert	32,981	(5)	*	—
Philip W. Baxter	98,583	(6)	*	—
Raj K. Gupta	21,440	(7)	*	—
John R. Pipski	22,902	(8)	*	—
James E. Altmeyer	31,140		*	—
Joseph T. Williams	23,996		*	—
Robert F. Pusateri	1,600		*	—
P. Jerome Richey	2,000		*	—
Robert P. King	1,000		*	—
CONSOL and listed individuals as a group	126,543,308		83.8%	—

*	Less than 1%. CONSOL directors William E. Davis, Patricia A. Hammick, David C. Hardesty, Jr., John T. Mills, William P. Powell and John Whitmire do not own shares of CNX Gas common stock.
(1)	CONSOL has pledged its shares of CNX Gas common stock (including any shares it would acquire in the future under the options granted to it in the Master Separation Agreement) to a collateral trustee for the ratable benefit of the lenders that participate in CONSOL’s $1 billion revolving credit agreement, and the holders and trustee with respect to CONSOL’s 7.875% notes due March 1, 2012 in the principal amount of approximately $250,000,000. If CONSOL were to become in default on any of its obligations under these debts, the trustee may exercise various remedies with respect to the pledged stock, including, (i) transfer into its own name, or into the name of its nominee, all or any part of the shares, (ii) take control of, and manage all or any of, the shares, (iii) apply any monies, including cash dividends and income from the shares to the payment of debt, and (iv) after ten (10) days’ advance notice to CONSOL, sell, assign, give an option or options to purchase or otherwise dispose of the shares or any part thereof at public or private sale. Under the Master Separation Agreement CONSOL has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes, as well as to engage in a tax-free spinoff of CNX Gas.
(2)	Includes options to purchase 444,249 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.
(3)	Includes 4,687 shares held jointly by Mr. Lyons and his wife and shares held in CONSOL’s 401(k) defined contribution plan.
(4)	Represents options to purchase 31,613 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.
(5)	Includes shares held in CONSOL’s 401(k) defined contribution plan and options to purchase 28,835 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.
(6)	Includes 23,750 shares held by the Philip W. Baxter Trust, of which Mr. Baxter is a trustee, and options to purchase 10,173 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.

B-1

(7)	Includes 6,000 shares held jointly by Mr. Gupta and his spouse and options to purchase 2,544 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.
(8)	Includes 5,452 restricted stock units that may vest on or before May 10, 2010 and options to purchase 2,544 shares of common stock which are currently exercisable or may become exercisable on or before May 10, 2010.

The following table sets forth the transactions by CONSOL in shares of CNX Gas common stock during the two years prior to April 28, 2010:

Trade Date	Transaction Type	Number of Shares	Average Purchase Price
10/24/08	Purchase	83,900	$19.8802
10/27/08	Purchase	128,000	19.9087
10/28/08	Purchase	128,000	19.2590
10/30/08	Purchase	128,000	23.8518
10/31/08	Purchase	128,000	24.9259
11/03/08	Purchase	136,000	25.9551
11/04/08	Purchase	136,000	27.9351
11/05/08	Purchase	136,000	28.1526
11/06/08	Purchase	136,000	26.9093
11/07/08	Purchase	136,000	27.2491
11/10/08	Purchase	133,400	28.9532
11/11/08	Purchase	23,300	27.9441
11/12/08	Purchase	133,400	27.6614
11/13/08	Purchase	102,300	26.8945
11/14/08	Purchase	40,900	29.1375
11/17/08	Purchase	82,800	29.5008
11/18/08	Purchase	9,000	29.9897
11/19/08	Purchase	136,100	29.9275
11/20/08	Purchase	136,100	27.0988
11/21/08	Purchase	136,100	26.7855
11/26/08	Purchase	500	29.8500
11/28/08	Purchase	500	29.9600
12/01/08	Purchase	140,800	28.9376
12/02/08	Purchase	140,800	29.5517
12/03/08	Purchase	39,500	29.8192

B-2

SCHEDULE C

SECTION 262 APPRAISAL RIGHTS

§ 262 Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Manually signed photocopies of the letter of transmittal will be accepted. The letter of transmittal, certificates for CNX Gas shares and any other required documents should be sent or delivered by each stockholder of CNX Gas or such stockholder’s broker, dealer, bank, trust company or other nominee to the depositary at one of its addresses set forth below.

Computershare Trust Company, N.A.

By Registered or Certified Mail:	By Overnight Delivery:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporation Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	Suite V
Providence, Rhode Island 02940-3011	250 Royall Street
Canton, Massachusetts 02021

By Facsimile Transmission:

(For Eligible Institutions Only)
(617) 360-6810

For Confirmation Only Telephone:
(781) 575-2332

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery or any other materials related to the offer may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com